As filed with the Securities and Exchange Commission on March 23, 1998

                                                   Registration No. 333-46027

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                            AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________

                                    C2, Inc.
             (Exact name of registrant as specified in its charter)

           Wisconsin                                         39-1915787
    (State of incorporation)     (Primary Standard        (I.R.S. Employer
                                     Industrial         Identification No.)
                                Classification Code
                                      Number)

                       700 North Water Street, Suite 1200
                              Milwaukee, Wisconsin
                                 (414) 291-9000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             _______________________

                                William T. Donovan
                                    Chairman
                                    C2, Inc.
                       700 North Water Street, Suite 1200
                           Milwaukee, Wisconsin 53202
                                 (414) 291-9000
                            Facsimile (414) 291-9061
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ______________________________
                                   Copies to:

                              Marc J. Marotta, Esq.
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 297-5658
                           Facsimile:  (414) 297-4998
                          ____________________________

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                          ____________________________

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
   Securities Act of 1933, check the following box.    [_]
                          ____________________________


                                                   CALCULATION OF REGISTRATION FEE
         Title of Each Class of        Amount To    Proposed Maximum    Proposed Maximum      Amount of
               Securities                 Be            Offering       Aggregate Offering   Registration
            To Be Registered          Registered      Price Per Unit        Price(1)           Fee(1)

    Common Stock, $.01 par value  .    5,202,664          $4.00            $20,810,656        $6,139.14
    Rights to Purchase Common Stock       --               --                  --                --

   (1) Estimated in accordance with Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee pursuant to Section 6(b) thereunder.


                             ______________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                5,202,664 Shares        Subject to Completion
                                                               March __, 1998

                                    C2, Inc.
                                  Common Stock


        C2, Inc. (the "Company" or "C2") is hereby offering 5,202,664 shares of common stock, $0.01 par value per share ("Common Stock") of the Company for $4.00 per share (the "Subscription Price"). The Company intends to use the proceeds of this offering (1) to finance its acquisition of
   666.667 membership units ("Membership Units") of Total Logistic Control, LLC ("TLC"), a wholly-owned subsidiary of Christiana Companies, Inc. ("Christiana"), representing two-thirds of the issued and outstanding ownership interests in TLC (the "Acquisition") and (2) to raise additional proceeds for general corporate purposes, including future acquisitions. Immediately prior to the offering, a wholly-owned subsidiary of EVI, Inc. ("EVI") will merge with and into Christiana (the "Merger"). Holders ("Christiana Shareholders") of common stock, $1.00 par value per share of Christiana ("Christiana Common Stock") have a right ("Right") to subscribe for their pro rata share of Common Stock offered hereby. Each Right consists of a "Basic Subscription Privilege" and an "Additional Subscription Privilege." The Rights are not represented by a certificate or other evidence of ownership and are non-transferable. The "Basic Subscription Privilege" entitles each Christiana Shareholder to purchase one share of Common Stock for each share of Christiana Common Stock held immediately prior to the Effective Time. Each Christiana Shareholder may use cash received as consideration in the Merger to purchase Common Stock. In the event not all shares of Common Stock are subscribed for pursuant to the Basic Subscription Privilege, TLC management, Christiana Shareholders who have exercised their Basic Subscription Privilege in full and the general public, in that order of allocation preference, will have an "Additional Subscription Privilege" to subscribe for the remaining shares of Common Stock in the manner described under "The Offering-Additional Subscription Privilege." The offering of Common Stock pursuant to this Prospectus is hereinafter referred to as the "Offering."

        Prior to the Offering, there has not been a public market for the Common Stock. See "Risk Factors - No Prior Public Market; Possible Stock Price Volatility" and "The Offering" for factors that were considered in determining the Subscription Price.

        The Basic Subscription Privilege and the Additional Subscription Privilege will be exercisable only during the period commencing on the date hereof and ending at 5:00 p.m. Central Standard Time, on ______________, 1998 (the "Expiration Date"). See "The Offering" for the manner in which the Basic Subscription Privilege and the Additional Subscription Privilege may be exercised. The Offering is contingent upon the closing of the Merger. In the event the closing of the Merger does not occur, or the Merger Agreement is terminated, this Offering will immediately cease and any payment for shares of Common Stock hereunder will promptly be refunded, without interest.

        Sheldon B. Lubar, David J. Lubar and certain members of the Lubar family (collectively the "Lubar Family") have committed, pursuant to an agreement between the Company and Sheldon B. Lubar, and certain related agreements, to exercise their Basic Subscription Privilege in full to ensure that the net proceeds of the Offering to the Company (after deducting expenses estimated to be $170,000) will be at least $10,666,667, which will allow the Company to have sufficient funds to complete the Acquisition (the "Lubar Commitment"). The exercise of this Basic Subscription Privilege by the Lubar Family will result in the Lubar Family purchasing a minimum of 2,718,000 shares of Common Stock in the Offering. In the event all Christiana Shareholders exercise their Basic Subscription Privilege in full, the Lubar Family will own approximately 52% of the outstanding shares of Common Stock.

        The Company has applied to have the Common Stock approved for quotation on the Nasdaq SmallCap Market under the symbol "CTOO."

                                 --------------


         The Common Stock offered hereby involves a high degree of risk.
             See "Risk Factors" commencing on page 7 hereof.

                                 --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                  Proceeds to
                              Price to Public     Company(1)

    Amount Per Share  . . .        $4.00             $4.00

    Maximum Amount  . . . .     $20,810,656       $20,810,656
    Minimum Amount  . . . .    $10,852,000(2)     $10,852,000

   (1) Before deducting expenses of the offering, payable by the Company, estimated at $170,000.
   (2) Assumes that only 2,718,000 shares of Common Stock are purchased by the Lubar Family pursuant to the Lubar Commitment.

                The date of this Prospectus is            , 1998.

                                                              The TLC Network









                   [Map with Distribution Centers Identified]


             -    Refrigerated Distribution Center

             -    Dry Distribution Center


                  TLC operates through an extensive network of refrigerated
             distribution centers and dry (non-refrigerated) distribution centers. TLC uses this network to provide its warehousing and logistic services to its customers.


                            _________________________




             The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent auditors and with quarterly reports containing unaudited interim consolidated financial information for each of the first three quarters of each year.

                               PROSPECTUS SUMMARY

        Simultaneous with the closing of the Offering, the Company will acquire for approximately $10.7 million in cash 666.667 Membership Units of TLC, representing two-thirds of the issued and outstanding ownership interests in TLC (sometimes hereinafter referred to as the "Acquisition"). The following summary is qualified in its entirety by the more detailed information, and the consolidated financial statements of the Company and TLC and notes thereto, appearing elsewhere in this Prospectus.

                                   The Company

        The Company was formed on December 11, 1997 for the purpose of consummating the Acquisition. The Company intends to utilize any additional funds raised in the Offering for general corporate purposes, including future acquisitions.

        TLC provides refrigerated and dry (non-refrigerated) third-party logistic services including warehousing, transportation, distribution and international freight forwarding. The third-party logistics industry is comprised generally of entities which provide either asset-based or non-asset based services. Asset-based entities provide services through their warehousing and fleet operations, while non-asset based entities provide strategic solutions to, and arrange for, the distribution and warehousing needs of their customers. TLC believes that its ability to offer customers "one-stop shopping" through its complement of services which include both asset and non-asset based solutions provides it with a competitive advantage. The Company's integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturing to the point of consumption and allows the Company to capitalize on the growing trend of corporations toward seeking to reduce costs by outsourcing large components of their logistics function.

        TLC's operations are conducted through a network of 13 distribution warehouses, comprised of an aggregate of 33 million cubic feet of refrigerated and frozen storage capacity in eight locations and five dry distribution centers in key markets, primarily in the upper Midwest. TLC's refrigerated warehousing operations include temperature sensitive storage services, blast freezing, individual quick freeze services, vegetable blanching and processing and automated poly bag and bulk packaging services. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing Company-owned equipment as well as through carrier management services utilizing third party common and contract carriers. TLC also provides a full range of international freight management services, fully computerized inventory management, assembly, repackaging and just-in-time production supply services.

        TLC believes it is the nation's seventh largest provider of public refrigerated warehouse space. Two of TLC's refrigerated distribution centers are located in Rochelle, Illinois; and two are located in Kalamazoo, Michigan. Other TLC refrigerated distribution centers are located in Milwaukee, Wisconsin; Beaver Dam, Wisconsin (located approximately 60 miles northwest of Milwaukee); Wauwatosa, Wisconsin (a suburb of Milwaukee); and Holland, Michigan (located approximately 20 miles southwest of Grand Rapids). Two of TLC's dry distribution centers are located in Zeeland, Michigan and the others are located in Kalamazoo, Michigan; Munster, Indiana; and South Brunswick, New Jersey. TLC's customers consist primarily of national, regional and local firms engaged in food processing, consumer product manufacturing, wholesale distribution and retailing.

        Set forth below is certain summary financial data regarding TLC (amounts in thousands):

                               Six Months Ended December 31,               Year Ended June 30,
                                      1997            1996              1997         1996        1995
    Revenues                         $46,714      $40,821            $84,208      $76,976      $71,029
    Earnings from operations           3,648        3,636              6,311        5,689        7,555
    Net earnings                       1,704(2)       316             12,181(3)     1,536        2,562
    EBITDA(1)                          6,862        7,177             13,143       12,552       14,218
    _______________
    (1)  EBITDA is defined as income (loss) before taxes plus fixed charges.  Fixed charges consist of interest expense, depreciation and amortization, and gains or losses on the disposal of assets.
         EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate
         EBITDA uniformly, it may not be an accurate measure of comparison.
    (2)  Net earnings for the six months ended December 31, 1997 does not reflect the impact of an income tax provision as TLC was a limited liability company during this period.  For comparative purposes, net earnings for the six month period ended December 31, 1996 (during which TLC was a
         C-Corporation) would have been $497 absent a provision for income taxes of $181.
    (3)  Includes $11,171 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company.

        TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("Total Logistic Inc.") (two former wholly-owned subsidiaries of Christiana) into TLC. Christiana acquired Wiscold in September of 1992 and Total Logistic Inc. in January of 1994.

        The Company is a Wisconsin corporation with its executive offices located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-9000. TLC is a Delaware limited liability company with is principal executive offices located at 8300 Logistic Drive, Zeeland, Michigan 49464, and its telephone number is (616) 748-0701.


                         THE MERGER AND THE ACQUISITION

             The Merger will result in Christiana becoming a wholly-owned subsidiary of EVI. Pursuant to the Merger, each outstanding share of Christiana Common Stock will be converted into a right to receive

             - approximately .74193 of a share of EVI Common Stock, subject to certain adjustments based on the number of shares of Christiana Common Stock outstanding at the Effective Time;

             - cash of approximately $3.50 per share of Christiana Common Stock, subject to adjustment based on the amount of certain Christiana liabilities existing as of the Effective Time (the "Cash Consideration"); and

             - a contingent cash payment of approximately $1.92 payable to the shareholders of record following the fifth anniversary of the Effective Time, subject to any indemnity claims by EVI under the Merger Agreement (the "Contingent Cash Consideration").

             Immediately prior to the Effective Time of the Merger, Christiana will complete the Acquisition by selling two-thirds of its interest in TLC to the Company for approximately $10.7 million. The Acquisition will be effected pursuant to the terms of an Agreement, dated December 12, 1997, by and among the Company, TLC, Christiana and EVI (the "Purchase Agreement") and the Agreement and Plan of Merger, dated as of December 12, 1997, by and among EVI, Christiana Acquisition Co., a wholly-owned subsidiary of EVI ("Sub"), Christiana and the Company pursuant to which the Merger will be effected (the "Merger Agreement"). Approximately $10.7 million of the net proceeds from the Offering will be utilized to fund the Acquisition.

             Pursuant to the Merger, TLC is required to pay to Christiana a distribution in the amount of $20 million (the "TLC Dividend") and to pay to Christiana in full the entire principal amount of $3,000,000 advanced to Wiscold pursuant to a note dated September 1, 1992 (the "Wiscold Note"), together with all accrued interest thereon. See "Risk Factors - Substantial Leverage; Deficit of Earnings to Fixed Charges" and "Pro Forma Summary Combined Financial Data." In addition, the Purchase Agreement provides that the Company will assume, pay and discharge when due all liabilities known or unknown, fixed or contingent (including all expenses related to the Merger) ("Liabilities") to which EVI, Christiana or any of its current and historical subsidiaries, predecessors and affiliates (collectively "Christiana Affiliates") may become liable in any way as a result of the business, operations or assets of Christiana or any Christiana Affiliate (including TLC) on or prior to the Effective Time (such liabilities being hereinafter referred to as the "Assumed Liabilities"). In addition, TLC has agreed to assume, pay and discharge when due the Assumed Liabilities relating to any historical business operations or assets of TLC ("TLC Historic Business"). See "Risk Factors
   - Assumed Liabilities and Indemnification Obligations of the Company and
   TLC."

             As soon as possible after the Effective Time, but no later than 30 days thereafter (the "Payment Date"), the parties to the Merger Agreement will calculate and agree upon the Cash Consideration (anticipated to be approximately $3.50 per share of Christiana Common Stock), and the Contingent Cash Consideration (approximately $1.92 per share of Christiana Common Stock). On the Payment Date, EVI will pay the Cash Consideration due each Christiana Shareholder to Firstar Trust Company (the "Subscription Agent") (which will also act as escrow agent in the Merger), and the Subscription Agent will promptly distribute such cash to each Christiana Shareholder, unless the Christiana Shareholder has requested that all or a portion of the Cash Consideration be applied to the purchase of Common Stock of the Company, in which case such Cash Consideration will be so applied. Such a request must be made by a Christiana Shareholder pursuant to the Letter of Transmittal, provided as part of the Joint Proxy Statement/Prospectus of Christiana and EVI (the "Merger Proxy Statement") in connection with the Merger (the "Letter of Transmittal"). See "The Offering." The Contingent Cash Consideration will be retained by EVI for a period of at least five years. EVI will pay the Contingent Cash Consideration as determined as of such future date and issue the payment to the Christiana Shareholders of record as of the record date fixed by Christiana in connection with its Special Meeting of Shareholders described in the Merger Proxy Statement.

             No fraction of a share of EVI Common Stock will be issued in the Merger. In lieu thereof, all fractional shares of EVI Common Stock that would otherwise be issuable in the Merger will be rounded to the nearest whole share of EVI Common Stock.

             The following diagram sets forth the organizational structure and stock ownership of the Company, TLC, Christiana and EVI following the Merger and the Acquisition.




                           [BEFORE AND AFTER DIAGRAM]




                               THE OFFERING

   Common Stock offered hereby    5,202,664 shares

   Minimum Number of Shares of Common Stock to be Outstanding after the Offering
     2,718,000 shares (1)

   Maximum Number of Shares of Common Stock to be Outstanding after the Offering
     5,202,689 shares

   Subscription Price  . . . .    $4.00 per share of Common Stock.  The
                                  Subscription Price was determined by the Company's Board of Directors and is not based on an independent valuation of the Company.

   Rights  . . . . . . . . . .    Each Christiana Shareholder has a Right,
                                  consisting of the Basic Subscription
                                  Privilege and the Additional Subscription
                                  Privilege.

   Basic Subscription Privilege   Each Christiana Shareholder has a Basic
                                  Subscription Privilege to purchase one
                                  share of Common Stock for every one share of Christiana Common Stock held immediately prior to the Effective Time.
                                  The Basic Subscription Privilege is
                                  nontransferable.

   Additional Subscription
    Privilege  . . . . . . . .    In the event the entire Basic Subscription
                                  Privilege is not exercised in full, TLC
                                  management, Christiana Shareholders who
                                  exercise their Basic Subscription
                                  Privilege in full and the general public, in that order of allocation preference, will have an Additional Subscription
                                  Privilege to purchase any remaining shares of Common Stock (subject to proration as described below). In the event all allocation preferences ranking prior to the general public's ability to purchase
                                  Common Stock are exercised in full, there will be no shares available to the general public. The Additional Subscription
                                  Privilege is nontransferable.

   Subscription Procedure for
    Christiana Shareholders  .    The Basic Subscription Privilege may be
                                  exercised by delivery of a properly
                                  completed Letter of Transmittal delivered to Christiana Shareholders in connection with the Merger. Christiana Shareholders wishing to exercise their Basic
                                  Subscription Privilege will automatically, upon completion and delivery of the Letter of Transmittal, have the exercise price paid directly by the Subscription Agent.
                                  See "Summary of Certain Terms of the
                                  Merger" for a description of the Cash
                                  Consideration.  However, because the Cash
                                  Consideration per share is expected to be less than the Subscription Price, any exercise of the Basic Subscription
                                  Privilege in full will require an
                                  additional cash payment.  Christiana
                                  Shareholders wishing to exercise their
                                  Additional Subscription Privilege shall
                                  also do so pursuant to the Letter of
                                  Transmittal. Payment for shares purchased pursuant to the Additional Subscription
                                  Privilege shall be made in the form of an additional cash payment by the subscriber.
                                  The Letter of Transmittal must be
                                  delivered to the Subscription Agent
                                  following the Effective Time and on or
                                  before the Expiration Date.  See "The
                                  Offering."

   Subscription Procedure
    for Others . . . . . . . .    Others wishing to exercise the Additional
                                  Subscription Privilege shall do so
                                  pursuant to the Subscription Agreement
                                  provided herewith,  together with full
                                  payment for all shares of Common Stock
                                  subscribed for pursuant to the Additional
                                  Subscription Privilege.  The Subscription
                                  Agreement must be delivered to the
                                  Subscription Agent following the Effective
                                  Time and on or before the Expiration Date.

   Proration . . . . . . . . .    In the event of a proration of shares of
                                  Common Stock to persons exercising the
                                  Additional Subscription Privilege, the
                                  Subscription Agent will promptly refund, without interest, the amount of any overpayment.

   Expiration Date . . . . . .    ______________, 1998 at 5:00 p.m., Central
                                  Standard Time.

   Proceeds of the Offering  .    If fully subscribed, the Offering will
                                  result in proceeds to the Company, net of Offering expenses, of approximately
                                  $20,640,656 million. Approximately $10.7 million of the proceeds will be used to fund the Acquisition, with the remainder, if any, being used for general corporate purposes, including future acquisitions.

   Risk Factors  . . . . . . .    Certain risk factors should be considered
                                  in evaluating an investment in the Common
                                  Stock, including, without limitation, the
                                  Company's dependence on a single line of business and significant customers;
                                  competition in TLC's industry; TLC's
                                  substantial leverage; the assumed
                                  liabilities and indemnification obligation of the Company and TLC; and other risks described more fully under "Risk Factors."


   Listing . . . . . . . . . .    The Company has applied for listing on the
                                  Nasdaq SmallCap Market under the symbol
                                  "CTOO."

   Further Information . . . .    Any questions or requests for assistance
                                  concerning the method of subscribing for Common Stock or requests for additional copies of this Prospectus can be directed to William T. Donovan (414) 291-9000.

   ________________________

   (1) Represents the Lubar Commitment. The minimum percentage of ownership of outstanding Common Stock following the Offering by the Lubar Family will be 52% and the maximum percentage of ownership by the Lubar Family following the Offering (assuming no other Christiana Shareholders exercise their Basic Subscription Privilege and that TLC management and the general public do not purchase shares of Common Stock in the Offering) is 100%.


                                  RISK FACTORS

        Prospective purchasers should carefully consider the following factors, together with other information in this Prospectus, in evaluating an investment in the shares of Common Stock. This Prospectus contains certain forward-looking statements,including statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: adverse changes in national or local economic conditions; increased competition; ability to service its debt; changes in availability, cost and terms of financing; oversupply of warehousing space; changes in operating expenses; indemnification obligations; and other factors referenced in this Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained in this Prospectus to reflect future events or developments.

   Dependence on Single Line of Business and Significant Customers

        While the Company intends to make additional acquisitions of companies that are within TLC's general industry or unrelated thereto, in the foreseeable future the Company's only non-cash asset will be its ownership interest in TLC.

        If, for any reason, TLC's business of providing warehousing and logistic services ceases to be a preferred method of outsourcing these functions, or if new technological methods of food preservation become available and widely utilized, TLC's business could be adversely affected. A number of TLC's facilities depend, to a large extent, upon one or a small number of customers or commodities. During fiscal 1997, 10 of TLC's customers accounted for 47% of TLC's total revenues. An interruption or reduction in the business received by such facilities from such customers or a decline in the demand for such commodities may result in a decrease in the sales at such facilities and in the overall net sales of TLC. Moreover, increasing consolidation among TLC's customers and the resulting ability of such customers to utilize their size to negotiate lower outsourcing costs has and may continue in the future to have a depressing effect on the pricing of third-party logistic services. See "Business-General; Services, Sales and Customers."

   Competition

        Each of TLC's individual business segments is highly fragmented and competitive with significant competition from local and regional companies and national companies which may seek to expand their presence into local markets in which TLC competes. Some of these companies have substantially greater financial and other resources than TLC. Competition generally varies by local market and is characterized by low barriers to entry since any competitor able to obtain financing may build a warehouse facility. Companies that compete in the warehousing market include Americold Corporation, United Refrigerated Services, Inc., Millard Refrigerated Services, Christian Salvesen, Inc. and KLLM Transfer Services in the refrigerated warehousing sector and Exel Logistics and many regional operators and real estate developers in the dry warehousing sector. Competition in the third-party logistic services sector includes Menlo Logistics, Schneider Logistics, Inc., Caliber Logistics and Ryder Dedicated Logistics. In the transportation market, TLC's competitors include Schneider National, J.B. Hunt, M.S. Carriers, CR England and a substantial number of local and regional operators. Additionally, TLC's customers, many of which have substantially greater resources than TLC, may divert business from TLC by building their own warehouse facilities or establishing their own fleet operations. To the extent there is a proliferation of competition which leads to excess warehousing capacity, it will likely have a depressing effect on the pricing of warehousing, a function which, in fiscal 1997, accounted for approximately 58% of TLC's business. See "Business-Competition; Services, Sales and Customers."

   Substantial Leverage; Deficit of Earnings to Fixed Charges

        Pursuant to the Merger and prior to the Effective Time, TLC is required to pay to Christiana the TLC Dividend and to pay to Christiana in full the entire principal amount of $3,000,000 advanced to Wiscold pursuant to the Wiscold Note, together with all accrued interest thereon. To finance these obligations TLC will borrow $23 million under its revolving credit facility. After such borrowing, TLC will have approximately $9 million of available borrowing capacity under its revolving credit facility. As a result, TLC, as well as the Company on a pro forma basis, will be highly leveraged. The Company's pro forma total funded debt to total capitalization including minority interest at December 31, 1997 was 65% assuming the maximum number of shares are sold. See "Capitalization" and "Pro Forma Summary Combined Balance Sheet." In addition, TLC may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion, either through acquisitions or capital leases, or for other purposes.

        Due to TLC's substantial indebtedness, a significant portion of its cash flow from operations will be required for debt service. On a pro forma basis, for the fiscal year ended June 30, 1997, this results in the Company's earnings being insufficient to cover fixed charges by approximately $79,000, principally as a result of significant interest charges on the debt to be incurred in connection with the financing of the TLC Dividend. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company's Pro Forma Income Statement reflects a loss of $738,000 for the year ended June 30, 1997 and net earnings of $20,000 for the six months ended December 31, 1997. See "Pro Forma Summary Combined Financial Data."

        The extent to which TLC is leveraged could have consequences to the holders of Common Stock, including (a) impairment of TLC's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes; (b) dedication of a substantial portion of TLC's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness;
   (c) vulnerability of TLC to changes in general economic conditions; and
   (d) limitations on TLC's ability to capitalize on significant business opportunities and to respond to competition. In addition, if TLC experiences losses, the Company may decide to contribute some or all of the excess proceeds of this Offering to TLC to fund such operating losses. To the extent of such a contribution, the proceeds of this Offering in excess of the amount necessary to finance the Acquisition would be unavailable for future acquisitions.

        TLC will have substantial payment obligations with respect to its indebtedness. No assurance can be given that TLC will be able to generate sufficient cash flow from operations to meet its debt service obligations. TLC anticipates, however, that the level of cash flow from operations will be sufficient to cover all interest payments, principal payments, working capital requirements and capital expenditure needs for the foreseeable future.

        If for any reason TLC were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the financial institutions holding such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such indebtedness. In addition, such holders could proceed against their collateral (if any). Any such default would have a significant adverse effect on the market value and marketability of the Common Stock.

   Assumed Liabilities and Indemnification Obligations of the Company and TLC

        Under the Purchase Agreement pursuant to which the Company has agreed to purchase 666.667 Membership Units of TLC (the "Purchase Agreement"), the Company will assume, pay and discharge when due all Liabilities to which any Christiana Affiliates may become liable in any way as a result of the business, operations or assets of Christiana or any Christiana Affiliate (including TLC) on or prior to the Effective Time (such Liabilities being heretofore and hereinafter referred to as the "Assumed Liabilities"). In addition, TLC has agreed to assume, pay and discharge when due the Assumed Liabilities to the extent such Assumed Liabilities relate to any of the TLC Historic Business.

        The Purchase Agreement also provides that the Company and TLC, jointly and severally, will indemnify EVI, Christiana and their affiliates (the "EVI Indemnified Parties") from and against any and all Liabilities to which any EVI Indemnified Party becomes subject that are based upon, arise out of, or relate to, any breach of the Purchase Agreement by the Company or TLC; any acts or omissions of Christiana or any of its affiliates on or before the Effective Time; the Assumed Liabilities; any taxes resulting from the transactions contemplated by the Purchase Agreement other than any tax Liability for income of EVI attributable to Christiana under the equity method of accounting either before or after the Effective Time, and any taxes as a result of the Merger subsequently being determined to be taxable (the Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of
   Section 368(a)(2)(E) of the Code); any environmental Liabilities arising out of conditions existing on, at or underlying any properties currently or previously owned or operated by Christiana or any Christiana Affiliate; and certain other Liabilities. If the Liability subject to such indemnification provisions relates to the TLC Historic Business, TLC, as between the Company and TLC, will be primarily responsible for the payment of any such Liability and the defense of any indemnification claim. If TLC does not defend or pay such obligation, the Company will be responsible for such Liability and the defense of any such claim. If the Liability or claim relates primarily to a matter other than the TLC Historic Business, the Company, as between the Company and TLC, will be primarily responsible, with TLC backing up the Company's indemnity obligation.

        Notwithstanding the foregoing, however, the Purchase Agreement provides that with respect to a Liability or claim relating to a matter other than the TLC Historic Business, the costs of defense and payment of the Liability shall be the obligation of EVI to the extent and only to the extent of the $10 million of cash (the "Holdback") withheld, pursuant to the Merger Agreement from payment to Christiana Shareholders for a period of five (5) years from the Effective Time to pay for any items for which any EVI Indemnified Party is entitled to indemnification under the Purchase Agreement. Once the Holdback is exhausted or paid to Christiana Shareholders pursuant to the terms of the Merger Agreement, EVI shall have no obligation to pay such amounts and the Company and TLC will continue to be responsible for the indemnity obligations described herein. In addition, neither the Company nor TLC will be obligated to indemnify the EVI Indemnified Parties for amounts which are covered and paid by insurance of the EVI Indemnified Parties (excluding deductibles or self-insured retentions).

        If TLC is obligated to pay any amounts relating to an Assumed Liability or an indemnification claim, Christiana will be entitled to receive a cash payment from the Company equal to one-third of any such amount paid when and if (i) TLC or all or substantially all of its assets are sold; (ii) the Company sells its Membership Units in TLC; (iii) or if there is a direct or indirect transfer or sale of Membership Units of TLC held by the Company or of all of the Common Stock.

        The obligations of the Company under the Purchase Agreement are secured by all of the Company's ownership interest in TLC. Any substantial claims made by EVI, Christiana or any of their affiliates in connection with the Assumed Liabilities or the indemnification obligations contained in the Purchase Agreement which are not covered by the insurance of the EVI Indemnified Parties or which are in excess of the Holdback may have a material adverse effect on the Company's financial condition and results of operations and, if the Company were unable to satisfy its obligations under the Assumed Liabilities and indemnification provisions of the Purchase Agreement, could result in the loss of the Company's ownership interest in TLC.

   Restrictions on Actions of TLC Under Operating Agreement; Transfer Restrictions and Christiana Put and Participation Rights

        The Operating Agreement to be entered into as of the Effective Time between the Company and Christiana (the "Operating Agreement") restricts the Company's control of TLC. The Operating Agreement provides that the management of TLC shall be vested in a Board of Managers which shall consists of six initial members. Each Manager is elected by the vote or written consent of the members (currently the Company and Christiana) (the "Members") holding at least a majority of the Membership Units in TLC; provided, however, that Christiana and the Company will at all times each be entitled to elect, without the consent of any other member, a number of Managers that is proportionate to the number of Membership Units held by Christiana and the Company, respectively. Christiana, a wholly-owned subsidiary of EVI that will be unaffiliated with the Company and beyond its control (at the Effective Time), shall have the power to appoint two members of the Board of Managers. Consequently, whenever unanimous action is required, the Company will not have the means to assure unanimous consent.

        The Operating Agreement also provides that the Board of Managers may not cause TLC to take certain specified actions without the prior approval of the Members by unanimous consent. As a result of the foregoing, the Company may not take certain actions relating to TLC without the prior written consent of Christiana including (i) the authorization or issuance of additional Membership Units; (ii) the authorization or payment of any distribution with respect to Membership Units, except for the payment of any distribution that is necessary for the Company to fulfill its purchase obligation with respect to Christiana's interest in TLC; (iii) any direct or indirect purchase or acquisition by TLC or any subsidiary of TLC of Membership Units; (iv) approval of any merger, consolidation or similar transaction or sale of all or substantially all of the operating assets of TLC in one or more transactions; (v) the creation of any new direct or indirect subsidiary of TLC; (vi) the making of any tax election; (vii) the liquidation or dissolution of TLC or any subsidiary of TLC; (viii) any transaction between TLC or subsidiary of TLC and any affiliate of a Member (other than a transaction between TLC and a subsidiary of TLC); (ix) the payment of any compensation to any Member or any affiliate of a Member or entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member; (x) any amendment to the Operating Agreement or the Certificate of Organization; and (xi) any other matter for which approval of Members is required under the Delaware Limited Liability Company Act. See "The Operating Agreement."

        Except as specifically set forth in the Operating Agreement, a Member may not voluntarily sell, give, assign, bequeath or pledge (each a "Transfer") any Membership Unit without the prior written consent of the Board of Managers; provided, however, that the Company may pledge and assign its Membership Units to Christiana and Christiana may effect a Transfer of the Company's Membership Units pursuant to any action taken with respect to any security interest granted to Christiana by the Company. Christiana may also Transfer its Membership Units if the transferee is an affiliate of Christiana or the Company and the transferee agrees to be bound by the provisions of the Operating Agreement. At any time after the fifth anniversary of the date of the Operating Agreement, Christiana may Transfer any or all of its Membership Units to any person; provided, however, that the Company shall have a right of first refusal to purchase such Membership Units for the same price and at the same terms as such Membership Units were offered to the transferee. See "The Operating Agreement." In addition, the Purchase Agreement provides that neither the Company nor TLC may transfer, directly or indirectly, a majority of the Company's or TLC's assets to any person or entity unless the acquiring person or entity expressly assumes the obligations of the Company or TLC, as the case may be, under the Purchase Agreement (See "- Assumed Liabilities and Indemnification Obligations of the Company and TLC" above) and has a net worth, on a pro forma basis after giving effect to the acquisition equal to or greater than the Company or TLC, as the case may be, on a consolidated basis. See "The Purchase Agreement."

        The Purchase Agreement also provides that at any time during the one year period following the fifth anniversary of the Effective Time, Christiana will have the option (but not the obligation) to sell to the Company or TLC, at Christiana's option, and the Company or TLC, as applicable, will be required to purchase, all (but not less than all) of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million, payable in cash within 60 days of Christiana providing notice of its intent to exercise this option.

        In the event of a proposed merger, consolidation or share exchange involving TLC or if the Company proposes to transfer or sell all of its interest in TLC to an unrelated third party ("Third Party") in one or more transactions, Christiana will have the right ("Tag Along Right") to participate in such sale with respect to its Membership Units in TLC for the same equivalent consideration per equivalent Membership Unit and otherwise on the same terms as the Company transfers its Membership Units in TLC. The Company is obligated to provide notice to Christiana of any circumstances which gives rise to the Tag Along Right and if Christiana exercises its Tag Along Right in the manner set forth in the Purchase Agreement it will be obligated to sell its Membership Units upon substantially the same terms and conditions as the Company transfers its Membership Interests in TLC.

   Availability and Integration of Potential Future Acquisitions

        The Company's strategy provides that a substantial part of its future growth will come from acquiring either directly or through TLC other businesses which may or may not be related to TLC's current business. There can be no assurance that the Company or TLC will be able to identify suitable acquisition candidates or, if identified, negotiate successfully their acquisition. If the Company or TLC is successful in identifying and negotiating suitable acquisitions, there can be no assurance that any debt or equity financing necessary to complete such acquisition can be arranged on terms satisfactory to the Company or TLC, as the case may be, or that such financing will not increase the Company's leverage or result in additional dilution to existing Company shareholders. Moreover, there can be no assurance that any acquired warehousing or logistics business can be integrated successfully into TLC or that TLC or the Company, as the case may be, will manage or improve the operating or administrative efficiencies of any acquired business. Failure of the Company or TLC to implement successfully their acquisition strategies will limit the Company's growth potential.

   TLC's Fleet; Relationship with Truckload Contract Carriers

        TLC utilizes both its own fleet of trucks and truckload contract carriers ("Contract Carriers") to conduct its operations. Thus, as TLC expands, it will likely be required to expand its fleet of trucks and require the services of additional Contract Carriers. At some TLC locations, only a few Contract Carriers meet TLC's quality standards. In addition, the trucking industry has experienced severe shortages of available drivers in recent years, which may curtail the ability of TLC and Contract Carriers to expand the size of their fleets. This shortage may also require TLC and Contract Carriers to increase drivers' compensation, thereby increasing transportation costs to TLC. If TLC were unable to successfully expand its own fleet and secure additional local Contract Carrier capacity to handle the transportation needs of its customers or had to increase the amount paid for transportation services, TLC's results of operations, and accordingly, the Company's results of operations, could be adversely affected.

   Possible Effect of Economic Developments; Geographic Concentration

        Interest rate fluctuations, economic recession, customers' business cycles, changes in fuel prices and supply, increases in fuel or energy taxes and the transportation costs of TLC's internal fleet of trucks and Contract Carriers are economic factors over which TLC has little or no control. Increased operating expenses incurred by Contract Carriers, together with any internal increases in the cost of TLC's fleet of trucks, can be expected to result in higher transportation operating costs for TLC. TLC's operating margins would be adversely affected if it were unable to pass through to its customers the full amount of increased operating costs. Economic recession or a downturn in customers' business cycles also could have an adverse effect on TLC's results of operations and TLC's growth by reducing demand for TLC's services.

        TLC's operations and customers are currently located primarily in Wisconsin, Illinois and Michigan. Therefore, TLC's results of operations, and accordingly, the Company's results of operations, are susceptible to downturns in the general economy in this geographic region.

   Dependence on Management

        The Company and TLC are, and for the foreseeable future will be, dependent on the services of their respective senior management teams including, in the case of the Company, William T. Donovan and David J. Lubar and in the case of TLC, Brian L. Brink, John R. Patterson, Gary R. Sarner and other members of TLC's senior management group. Neither the Company nor TLC has written employment agreements with any of its executive officers and does not maintain insurance on the life of any of its executive officers.

        The loss of any of these individuals could adversely affect the operations of the Company and TLC. See "Management."

   Conflicts of Interest

        Sheldon B. Lubar, a director of the Company, David J. Lubar, President and a director of the Company and William T. Donovan, Chairman and a director of the Company, have, from time to time, participated individually, and as a group, in acquisitions of, and investments in, other business entities independent from Christiana. The Company's Board of Directors have adopted guidelines which generally require that before independently pursuing an acquisition opportunity, the opportunity will be presented to the Board of Directors. The decision as to whether to pursue the opportunity will be made by a majority of the members of the Board who are not otherwise potentially interested in the opportunity.

   Concentration of Ownership of Common Stock

        Following the Offering, the Lubar Family and the other officers and directors of the Company will beneficially own approximately 63% of the outstanding shares of Common Stock assuming such individuals exercise their Basic Subscription Privilege in full. In the event the entire Basic Subscription Privilege is not exercised in full by Christiana Shareholders, it is likely that the Lubar Family and the other directors and officers of the Company will beneficially own an even higher percentage of outstanding shares of Common Stock.

        Accordingly, the Lubar Family and the other directors and officers of the Company will have the ability to influence significantly the election of directors and most corporate actions. See "Principal Shareholders."

   No Prior Public Market; Possible Stock Price Volatility

        Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained following this Offering. The initial public offering price for the Common Stock has been determined at the discretion of the Company's Board of Directors and bears no relationship to the price at which the Common Stock will trade after this Offering. There can be no assurance that future market prices of the Common Stock will not be lower than the initial public offering price.

        After this Offering, the market price of the Common Stock may be subject to significant fluctuations in response to such factors as variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or other companies in, or with ownership interests in, the warehousing and transportation industries, conditions in the economy in general or in the Company's or TLC's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company, TLC or the warehousing and transportation industry.

   Dilution

        Purchasers of shares of Common Stock in this Offering will not incur dilution in the net tangible book value of their purchased shares of Common Stock in the Offering. Investors however will experience dilution as a result of the Acquisition to the extent of intangible assets purchased in the Acquisition, which, at December 31, 1997, was $5,514,000, or $1.06 per share assuming the Offering is fully subscribed.

   Dividends from TLC

        The Operating Agreement to be entered into at the Closing between Christiana and the Company (the "Operating Agreement") will govern the relationship between Christiana and the Company as the two Members of TLC. The Operating Agreement provides that other than quarterly distributions to cover the estimated income tax payments on items of income, gain, loss or deduction allocated to the Members with respect to TLC's taxable income (which will be passed through to each Member since TLC, as a limited liability company, will be taxed as a partnership), no distributions from TLC will be made to the Members without the consent of both Christiana and the Company. For the foreseeable future, the Company and Christiana do not anticipate causing TLC to pay any cash distributions (other than to cover the tax liabilities of the Members with respect to federal, state and local income tax liabilities resulting from the Members' ownership interest in TLC). TLC will pay to the Company an annual management fee of $250,000. In addition, the new credit agreement to be entered into by TLC as of the Effective Time will prohibit TLC from declaring or paying dividends, subject to limited exceptions. See "Dividend Policy" below.

                                 USE OF PROCEEDS

        The net proceeds to the Company from the sale of 5,202,664 shares of Common Stock offered hereby, after deducting offering expenses payable by the Company of $170,000 will be approximately $20,641,000. The Lubar Family has committed to exercise their Basic Subscription Privilege in full to ensure that the net proceeds of the Offering to the Company will be at least $10,666,667 after expenses. The first $10,666,667 of the net proceeds will be used no later than 30 days following the Effective Time to consummate the Acquisition. The remainder of the net proceeds will be used for general corporate purposes, including future acquisitions. Proceeds not immediately required for the purposes described above will be invested principally in United States government securities or other high-grade, short-term, interest-bearing investments.

                                 DIVIDEND POLICY

        The Company was recently formed on December 11, 1997 and has never paid any cash dividends on its capital stock. The Company's ability to generate cash for the payment of dividends is restricted by the terms of the Operating Agreement. See "Risk Factors - Dividends" and "The Operating Agreement." Moreover, the Company and its Board of Directors currently intend to retain any earnings for use in the expansion of the Company's business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

        Upon the Effective Time, TLC will replace its existing revolving credit facility with a new revolving credit facility. Pursuant to this revolving credit facility, TLC is prohibited from declaring or paying dividends (other than a dividend or distribution payable solely in stock or an equity interest); provided, that TLC may declare and pay distributions to its Members from time to time in amounts up to the Members' respective federal, state and local income tax liabilities resulting from such Members' ownership of limited liability company interests in TLC subject to the limitation that no such distribution shall be made if there shall exist any default or event of default or if the making of any such payment would cause a default or event of default to occur under this revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Credit Agreement."

                     SUMMARY OF CERTAIN TERMS OF THE MERGER

   General

        At the Effective Time, EVI will acquire Christiana through the Merger of Sub with and into Christiana.

        Each outstanding share of Christiana Common Stock will be converted in the Merger into a right to receive (i) approximately .74193 of a share of EVI Common Stock, subject to certain adjustments based on the number of shares of Christiana Common Stock outstanding at the Effective Time; (ii) cash of approximately $3.50 per share of Christiana Common Stock, subject to adjustment based on the amount of certain Christiana liabilities existing as of the Effective Time (the "Cash Consideration"); and (iii) a contingent cash payment of approximately $1.92 payable to the shareholders of record following the fifth anniversary of the Effective Time, subject to any indemnity claims by EVI under the Merger Agreement (the "Contingent Cash Consideration").

   Cash Consideration to be Received in the Merger

        The exact calculation of Cash Consideration will equal the quotient of the Christiana Net Cash (as defined below) divided by 5,202,664, the amount of shares of Christiana Common Stock to be outstanding as of the Effective Time. The definitive calculation of Cash Consideration will be made by the parties to the Merger Agreement no later than thirty (30) days following the Effective Time.

        The "Christiana Net Cash" will be equal to (i) the sum of

        -    $20,000,000 obtained in connection with the TLC Dividend;

        - $10,666,667 to be obtained by Christiana in connection with the Acquisition;

        - $3,000,000 obtained in connection with payment in full by TLC of the entire principal amount of the Wiscold Note;

        -    the cash received from the exercise of Christiana stock options;
             and

        -    all of the cash on hand of Christiana as of the Effective Time,


   minus (ii) the sum of

        - an amount of cash necessary to pay the Assumed Liabilities (which include, without limitation, all expenses relating to the Merger) in full without giving effect to the use or application of any tax deductions relating to the exercise of options or any tax benefits that may be realized as a result of amended tax returns of Christiana (such Assumed Liabilities are described more fully herein under "Risk Factors - Assumed Liabilities and Indemnification Obligations of the Company and TLC" and "Pro Forma Combined Financial Data"); and

        -    $10,000,000 (the initial amount of the Contingent Cash
             Consideration).

   Based on the current capitalization of Christiana and the assets and Liabilities of Christiana as of December 31, 1997, and after giving effect to the estimated expenses of the Merger payable by Christiana, the Cash Consideration per share is anticipated to be approximately $3.50 and the Contingent Cash Consideration, assuming no reductions for indemnity payments during the five year period following the Effective Time, is anticipated to be $1.92 per share.

        Christiana Shareholders purchasing shares of Common Stock pursuant to the Basic Subscription Privilege, will, upon proper completion and delivery of the Letter of Transmittal to the Subscription Agent (which will also act as exchange agent in the Merger), authorize the Subscription Agent to apply the Cash Consideration to be received in the Merger toward payment for such shares of Common Stock. See "The Offering - How to Exercise Basic Subscription Privilege and Additional Subscription Privilege." However, because the Cash Consideration per share of Christiana Common Stock is expected to be less than the Subscription Price per share of Common Stock offered hereby, any exercise of the Basic Subscription Privilege in full will require an additional cash payment.


                                 CAPITALIZATION

        The following table sets forth the combined capitalization of the Company as of December 31, 1997 (i) on a pro forma combined basis to give effect to the Acquisition, the TLC Dividend and repayment of the Wiscold Note; and (ii) as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom, assuming the sale of a minimum 2,718,000 shares of Common Stock pursuant to the Lubar Commitment and a fully subscribed offering of 5,202,664 shares of Common Stock. This table should be read in conjunction with the unaudited Pro Forma Combined Financial Data of the Company and the notes thereto included elsewhere in this Prospectus. See "Pro Forma Summary Combined Financial Data."

                                               December 31, 1997
                                                         As Adjusted
                                                                   Fully
                                     Pro Forma     Minimum      Subscribed
                                    (Amounts in thousands, except per share
                                                     data)
    Short-term debt:
      Short-term obligations(1)   $          -   $         -   $          -
      Current maturities of
       long-term debt(1)             1,245,000     1,245,000      1,245,000

    Liability for purchase of
     666.667 Membership Units of
     Total Logistic Control, LLC    10,667,000             -              -

    Long-term debt, net of
     current maturities(1)          56,617,000    56,617,000     56,617,000

    Minority interest                7,647,000     7,647,000      7,647,000

    Shareholders' equity:

      Preferred Stock, par value
       $0.01 per share,
       10,000,000 shares
       authorized; none issued
       or outstanding                        -             -              -

      Common Stock, par value
       $0.01 per share,
       50,000,000 shares
       authorized, none issued
       and outstanding; pro forma
       2,718,000 (minimum) and
       5,202,689 fully subscribed
       shares issued and
       outstanding, as
       adjusted(2)                           -        27,000         52,000

    Additional paid-in capital               -    10,675,000     20,589,000

    Retained earnings                2,729,000     2,729,000      2,729,000
                                    ----------    ----------     ----------
      Total shareholders' equity     2,729,000    13,431,000     23,370,000
                                    ----------    ----------     ----------
         Total capitalization
          including minority
         interest                  $78,905,000   $78,940,000    $88,879,000
                                    ==========    ==========     ==========

   (1) For a description of TLC's debt, see "Notes to the Financial Statements of TLC" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Credit Agreement."
   (2) Does not include up to 520,000 additional shares reserved for issuance pursuant to the 1998 Equity Incentive Plan (the "1998 Plan"), of which options to purchase _____ shares of Common Stock will be granted to independent directors of the Company concurrently with the Offering at an exercise price of $4.00 per share. See "Management - 1998 Equity Incentive Plan."

                             COMPANY FINANCIAL DATA

        Set forth below is the balance sheet of the Company as of December 31, 1997 which is derived from and qualified by reference to, and should be read in conjunction with the balance sheet of the Company and notes thereto which have been audited by Arthur Andersen LLP and which appear elsewhere in this Prospectus. The balance sheet of the Company set forth below reflects only the initial capitalization of the Company pursuant to a $100 investment by Sheldon B. Lubar.


                                    C2, Inc.
                        (A Newly-Formed Holding Company)

                                  BALANCE SHEET

                                December 31, 1997

   ASSETS:
        Due from shareholder for Common Stock Subscribed                 $100
                                                                          ---
             Total Assets                                                $100
                                                                          ===

   LIABILITIES AND SHAREHOLDER'S EQUITY:
        Total Liabilities:                                               $  -

   SHAREHOLDER'S EQUITY:
        Preferred Stock, $.01 par value, 10,000,000 shares
        authorized, none issued or outstanding                              -

        Common Stock, $.01 par value, 50,000,000 shares
        authorized, 25 shares issued and outstanding                        -

        Additional paid-in capital                                        100
                                                                          ---
        Total Shareholder's Equity                                        100
                                                                          ---

        Total Liabilities and Shareholder's Equity                       $100
                                                                          ===

                    PRO FORMA SUMMARY COMBINED FINANCIAL DATA

        Set forth below is unaudited pro forma summary combined financial statements for the year ended June 30, 1997 and for the six months ended December 31, 1997 and as of December 31, 1997.

        These pro forma summary combined financial statements should be read in conjunction with other information contained elsewhere in this Prospectus, including "Selected Historical TLC Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of TLC, and the historical balance sheet of the Company. See "Index to Financial Statements."

        The pro forma summary combined statements of earnings for the year ended June 30, 1997 and the six months ended December 31, 1997 reflect the effects on the historical results of operations of the Company of the following transactions as if these transactions had occurred on July 1, 1996: (i) the sale of 5,202,664 shares of Common Stock; (ii) the application of the proceeds for the purchase of 666.667 Membership Units of TLC from Christiana for approximately $10.7 million; (iii) the additional operating expenses associated with corporate charges including officers salaries, professional, legal, occupancy, public company and other corporate related expenses; and (iv) the establishment of deferred income taxes for TLC. In addition, the pro forma financial data reflects the following pre-Acquisition adjustments: (i) the refinancing of the Wiscold Note; (ii) $20 million of borrowings by TLC and subsequent payment of the TLC Dividend; and (iii) the additional interest expense associated with these aforementioned increases in outstanding debt and the adjustment to interest expense to reflect the costs of borrowing under TLC's new credit facility to be entered into as of the Effective Time.

        The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such a transaction in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period.

                    PRO FORMA SUMMARY COMBINED BALANCE SHEET

                                                          As of December 31, 1997
                                 Historical        Pro Forma      Pro Forma         Offering         As
                                    TLC          Adjustments(1)    C2, Inc.        Adjustments    Adjusted

    Cash and cash equivalents   $  388,000      $     -             $388,000  $20,641,000 (8)  $10,362,000
                                                                              (10,667,000)(9)
    Other current assets        10,194,000          71,000 (4)    10,265,000                    10,265,000
    Total long-term assets      78,852,000       2,279,000 (4)    81,131,000                    81,131,000
                                ----------       ---------        ----------   ----------      -----------
    Total assets               $89,434,000      $2,350,000       $91,784,000   $9,974,000     $101,758,000
                                ==========       =========        ==========   ==========      ===========
    Total current liabilities   $9,628,000      $1,525,000 (4)   $11,153,000                   $11,153,000
    Due to Parent company        3,000,000      (3,000,000)(2)             -                             -
    Liability for purchase of
     666.667 Membership Units
     of TLC                              -      10,667,000 (7)    10,667,000  (10,667,000)(9)            -
    Deferred income taxes                -       1,819,000 (6)     1,819,000                     1,819,000
    Long-term debt              33,617,000      20,000,000 (3)    56,617,000                    56,617,000
                                                 3,000,000 (2)
    Other liabilities              350,000         842,000 (4)     1,192,000                     1,192,000
                                ----------      ----------        ----------   ----------       ----------
    Total liabilities           46,595,000      34,853,000        81,448,000  (10,667,000)      70,781,000

    Minority interest                    -       7,607,000 (5)     7,607,000                     7,607,000

    Preferred stock                      -
    Common Stock                         -                                         52,000 (8)       52,000
    Additional paid-in capital           -                                     20,589,000 (8)   20,589,000
    Retained earnings                    -                         2,729,000                     2,729,000
    Members' equity             42,839,000     (20,000,000)(3)
                                                (7,607,000)(5)
                                                   (17,000)(4)
                                                (1,819,000)(6)
                                               (10,667,000)(7)
                                ----------      ----------        ----------   ----------      -----------
    Total shareholders' equity  42,839,000     (40,110,000)        2,729,000   20,641,000       23,370,000
                                ----------      ----------        ----------   ----------      -----------
    Total liabilities and
      shareholders' equity     $89,434,000      $2,350,000       $91,784,000   $9,974,000     $101,758,000
                                ==========      ==========        ==========   ==========      ===========



                NOTES TO PRO FORMA SUMMARY COMBINED BALANCE SHEET

   (1) The acquisition of 666.667 Membership Units of TLC by the Company represents a combination of entities under common control because a single group of shareholders controlled TLC and will control the Company. Accordingly, no purchase accounting adjustments have been recorded and the difference between the acquisition price and the historical cost basis of TLC has been reflected as an equity adjustment.

   (2) Represents a $3 million draw on TLC's revolving credit facility and subsequent payment of the Wiscold Note prior to the Acquisition.

   (3) Represents a $20 million draw on TLC's revolving credit facility (interest at LIBOR plus 225 basis points) and the subsequent payment of the TLC Dividend prior to the Acquisition.

   (4) Represents the book value of certain assets and liabilities of Christiana which were contributed to TLC prior to the Acquisition as follows:

              ASSETS:
              Prepaids and other assets            $     71,000
              Other long-term assets                  2,279,000

              LIABILITIES:
              Accrued liabilities                   $(1,525,000)
              Other long-term liabilities              (842,000)
                                                     ----------
              Equity adjustment related to
               asset/liability transfer             $   (17,000)
                                                     ==========

   (5) Represents the establishment of Minority Interest for the one-third interest in TLC not owned by the Company. Minority Interest represents one-third of TLC's Members equity subsequent to the adjustment for the TLC Dividend and contribution of certain Christiana assets and liabilities.

   (6) Represents the establishment of a deferred income tax liability attributed to temporary differences between the purchase price and carryover basis of TLC assets and liabilities.

   (7) Represent the liability for cash consideration to be paid to Christiana related to the purchase of 666.667 Membership Units of TLC.

   (8) Represents the amount of net proceeds associated with the sale of 5,202,664 shares of Common Stock offered by the Company at $4.00 per share, net of expenses of $170,000.

   (9) Represents the payment of the purchase price due to Christiana in connection with the Acquisition.

                PRO FORMA SUMMARY COMBINED STATEMENTS OF EARNINGS


                                     For the Year Ended June 30, 1997

                                                Pro Forma       Pro Forma
                             Historical TLC    Adjustments       C2, Inc.

    Revenues                  $84,208,000     $       -       $84,208,000
    Operating expenses         77,897,000     1,240,000 (1)    79,137,000
    Interest expense            3,216,000     1,934,000 (2)     5,150,000
    Other (income) expense,
     net                        1,390,000             -         1,390,000

    Earnings (loss) before
     minority interest and
     income taxes               1,705,000    (3,174,000)       (1,469,000)

    Provision for (benefit
     from) income taxes           695,000    (1,187,000)(3)      (492,000)
    Adjustment of deferred
     income taxes resulting
     from a change in tax
     status                    11,171,000   (11,171,000)(4)             -

    Minority interest
     income                             -       239,000 (5)       239,000
    Net earnings (loss)        12,181,000   (12,919,000)         (738,000)

    Primary and fully
     diluted net loss per
     share of common stock                                    $    (0.14)



                                 For the Six Months Ended December 31, 1997
                                Historical      Pro Forma       Pro Forma
                                    TLC        Adjustments       C2, Inc.



    Revenues                  $46,714,000      $      -       $46,714,000
    Operating expenses         43,066,000       500,000 (1)    43,566,000
    Interest expense            1,560,000       967,000 (2)     2,527,000
    Other (income) expense,
     net                          384,000             -           384,000

    Earnings before minority
     interest and income
     taxes                      1,704,000    (1,467,000)          237,000
    Provision for income taxes          -       (13,000)(3)       (13,000)
    Minority interest expense           -      (204,000)(5)      (204,000)

    Net earnings (loss)         1,704,000    (1,684,000)          (20,000)
    Primary and fully diluted
     net earnings per share
     of common stock                                                  -


                           NOTES TO PRO FORMA SUMMARY
                         COMBINED STATEMENTS OF EARNINGS

   (1) Represents (i) additional operating expenses resulting from corporate expenses, including officers' salaries, occupancy expenses, professional, legal, public company and other corporate related expenses and (ii) the elimination of the management fee paid to TLC by Christiana:

                                                           For the Six
                                      For the Year        Months Ended
                                       Ended June         December 31,
                                        30, 1997              1997

    Officers salaries                   $390,000             $195,000
    Occupancy expenses                   150,000               75,000
    Other corporate expenses             460,000              230,000
    Elimination of TLC management
     fee income                          240,000              120,000
                                       ---------            ---------
                                      $1,240,000           $  500,000

   (2) Represents (i) the additional interest expense on the $20 million of additional debt incurred immediately prior to the Acquisition and
        (ii) the increase in interest expense related to higher borrowing rates on the new revolving credit facility as follows:

                                                     For the Six
                                   For the Year     Months Ended
                                       Ended        December 31,
                                   June 30, 1997        1997

    $20 million draw on TLC's
    revolving credit facility,
    interest at an average rate
    of LIBOR + 225 basis points    $1,572,000        $786,000

    Additional interest expense
    on historical outstanding
    debt bearing interest at a
    rate of LIBOR + 225 basis
    points (revolving credit
    facility rate) versus a
    historical rate of
    LIBOR + 125 basis points          362,000         181,000
                                    ---------       ---------
                                   $1,934,000        $967,000

   (3) Represents the incremental provision for Federal and state income taxes required on the earnings of TLC, in addition to the required adjustment for the tax impact of the pro forma adjustments.

   (4) Represents the elimination of the Adjustment of Deferred Income Taxes Resulting from a Change in Tax Status. This non-recurring charge to earnings incurred during the year ended June 30, 1997, pertains to the elimination of the net deferred income tax liability resulting from TLC's conversion from a taxable C-Corporation to a limited liability company.

   (5) Represents 33.3% of net earnings allocable to TLC's minority interest owner.


                     SELECTED HISTORICAL TLC FINANCIAL DATA

        The following table sets forth certain selected historical financial data for TLC as of and for each of the five years ended June 30, 1997 and as of December 31, 1997 and 1996 and for the six months then ended. The historical financial data as of and for each of the three years ended June 30, 1997 was derived from the Financial Statements of TLC, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of and for each of the two years ended June 30, 1994 and as of December 31, 1997 and 1996 and for the six months then ended have not been audited. In the opinion of TLC, the historical financial data as of and for the two years ended June 30, 1994 include all adjusting entries necessary to present fairly the information set forth therein. The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TLC's Financial Statements and related notes thereto appearing elsewhere in this Prospectus.


                                                        Selected Historical TLC Financial Data
                                               (Amounts in thousands, except per membership unit data)

                                     Six months ended
                                        December 31                       For the Year Ended June 30
                                      1997       1996          1997          1996     1995     1994(2)     1993(1)

    Statement of Earnings Data:
    Revenues                       $46,714   $40,821         $84,208      $76,976  $71,029     $42,355     $15,190
    Earnings from operations         3,648     3,636           6,311        5,689    7,555       4,611       3,273
    Interest expense                 1,560     1,703           3,216        3,176    3,378       3,003       2,356
    Net earnings                     1,704(6)    316          12,181(5)     1,536    2,562         995         585
    Net earnings per membership
     unit(3)                         1,704       316          12,181        1,536    2,562         995         585

    Other Data:
    Capital Expenditures               980     1,476           3,294       17,646    7,552       3,146       8,017
    Depreciation and amortization    3,398     3,891           7,186        6,971    6,684       4,671       2,795
    EBITDA(4)                        6,982     7,177          13,143       12,552   14,218       9,303       6,097

                           As of December 31                       As of June 30
                             1997      1996           1997     1996      1995   1994(2)       1993

    Balance Sheet Data:
    Total Assets           $89,434    $94,823      $90,140  $97,923   $88,731   $87,079    $65,417
    Total Debt              37,862     45,595       40,394   47,671    42,788    46,035     42,374
    Total Member's Equity   42,839     36,786       43,461   31,280    29,744    27,182     15,207
   _______________
   (1)  Effective September 1, 1992, Christiana consummated the acquisition of Wiscold.  The statement of earnings data for fiscal 1993 reflects only the results of operations subsequent to the date of acquisition.
   (2)  Effective January 4, 1994, Christiana consummated the acquisition of Total Logistic Inc.  The statement of earnings data for fiscal 1994 reflects the combined operating results of Wiscold and Total Logistic Inc. subsequent to its date of acquisition.  The balance sheet data reflects the combined results of these aforementioned entities as of June 30, 1994.
   (3)  Effective June 30, 1997, Wiscold and Total Logistic Inc. were merged to form TLC.  Earnings per membership unit for periods presented prior to 1997 are shown as if the units had been outstanding for all periods presented.
   (4)  EBITDA is defined as income (loss) before taxes plus fixed charges.  Fixed charges consist of interest expense, depreciation and amortization and gains or losses on disposal of assets.  EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate EBITDA uniformly, it may not be an accurate measure of comparison.
   (5)  Includes $11,171 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company.
   (6)  Net earnings for the six months ended December 31, 1997 do not reflect the impact of an income tax provision as TLC was a limited liability company during this period.  For comparative purposes, net earnings for the six month period ended
        December 31, 1996 (during which TLC was a C-Corporation) would have been $497 absent a provision for income taxes of
        $181.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Introduction

        TLC provides full service public and contract warehousing and logistic services in all ranges of frozen, refrigerated and ambient temperatures. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing company-owned equipment, as well as through carrier management services utilizing third party common and contract carriers. Integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturer to the point of consumption. TLC also provides a full range of international freight management services, fully computerized inventory management, kitting, repackaging and just-in-time production supply services.

   TLC Historical Income Statement Information

        The following table sets forth, for the fiscal years ended June 30, 1997, 1996 and 1995 respectively, certain consolidated financial data for TLC, expressed as a percentage of net sales, and the percentage changes in the dollar amounts as compared to the prior period:

                                     Percentage of Revenues
                                            June 30,               Percentage Change
                                                                    1996       1995
                                   1997       1996       1995     to 1997    to 1996

    Revenues                        100.0%     100.0%    100.0%       9.4%       8.4%
    Warehouse and Logistic
      Expenses                       84.3%      84.4%     80.1%       9.3%      14.2%
    Selling and Administration        8.2%       8.2%      9.3%       9.4%     (3.9)%
    Earnings from operations          7.5%       7.4%     10.6%      10.9%    (24.7)%


   Comparison of Six Months Ended December 31, 1997 to the Six Months Ended December 31, 1996 for TLC

        For the six months ended December 31, 1997, revenues increased $5,893,000 or 14.4% to $46,714,000 from $40,821,000 for the period ended
   December 31, 1996. Transportation operations had strong sales growth of $4,978,000 over the prior year from the operation of an expanded fleet and continued heavy demand for freight. Growth in Refrigerated Warehousing operations of $3,513,000 was derived primarily from improved warehouse occupancy levels from new customers and a strong vegetable crop. Dry Warehousing operations had a decline in revenue for the period of $2,126,000, resulting from the closure at the end of fiscal 1997 of two dry warehouses and a substantial volume reduction in the Munster, Indiana facility. The balance of the change in revenue for the six months ended December 31, 1997 came from reduced volume in the area of international freight forwarding.

        Gross profit for the six months increased $490,000 or 7.1% to $7,398,000 compared to the same period for the prior year. Gross profit attributable to Transportation operations for the first half of fiscal 1998 increased $1,126,000, up 186%, primarily as a result of an expanded transportation fleet and more efficient utilization thereof. Gross profit for Refrigerated Warehousing operations increased $162,000, up 3.5% due to improved capacity utilization and higher processing revenue from the Beaver Dam Logistic Center. Gross profit for Dry Warehousing operations decreased $777,000 or 52.3%, due to the closure of two facilities and a substantial decline in utilization in the Munster, Indiana facility. The remaining change in gross profit is attributable to a decrease in international freight forwarding operations.

        Selling, general and administrative expenses, which includes marketing and advertising expenses, increased $478,000 or 14.6% for the first six months of fiscal 1998 compared to the same period for the prior year. The increase was primarily attributable to sales and marketing activities designed to develop and grow the logistics business.

        Earnings from operations for the six months ended December 31, 1997 increased $12,000 or 0.3% to $3,648,000 compared to $3,636,000 for the same period in the prior year. Increased margin from Transportation operations was the primary reason for this improvement.

        Interest expense for the first half of the fiscal year declined by $143,000 to $1,560,000 compared to $1,703,000 for the same period in the prior year. The reduction resulted from a combination of lower rates and lower borrowings outstanding during the period.

        Pre-tax earnings for the first six months ended December 31, 1997, was $1,704,000, an increase of $1,207,000 or 243%. Stronger capacity utilization and efficiencies in Refrigerated Warehousing and Transportation operations contributed to these results. The pre-tax results for the prior year were reduced by the loss of $1,036,000 for the disposal of special freezing equipment in connection with securing a long-term contract for vegetable processing, IQF freezing and warehouse services with a major customer of the Beaver Dam Logistics Center. No provision for income taxes was recorded for the six months ended
   December 31, 1997, because TLC was a limited liability company for this period. For the six months ended December 31, 1996 TLC recorded an income tax provision of $181,000.

        Net earnings increased $1,388,000 or 439% to $1,704,000 for the six months ended December 31, 1997 compared to $316,000 for the same period in 1996, primarily as the result of the non-recurring charge related to the loss in disposal of fixed assets and the elimination of the provision for income taxes as TLC was a limited liability company during this period.

   Comparison of Fiscal 1997 to Fiscal 1996 for TLC

        Total revenue for fiscal 1997 increased $7,232,000 or 9.4% to $84,208,000 compared to fiscal 1996 due primarily to increased volume in Transportation and Refrigerated Warehousing services. The most significant improvement was in revenue from Transportation operations which increased 20.6% over the previous year, from $27,677,000 in fiscal 1996 to $33,392,000 in fiscal 1997. During fiscal 1997, TLC secured a large multi-year contract to provide logistic services to a major frozen food producer. This contract, and certain management changes, enabled TLC to improve significantly the operating performance in transportation-related logistic services during fiscal 1997. Refrigerated Warehousing service revenue increased 5.7% from $35,428,000 to $37,450,000 due primarily to increased utilization of expanded capacity at the Rochelle Logistic Center and higher utilization at all the Michigan based refrigerated facilities during fiscal 1997. In late fiscal 1997, TLC closed two dry public warehouses which were leased facilities in Atlanta, Georgia and Sparks, Nevada. The closure of these facilities resulted from TLC's strategic focus to provide value-added logistic services on a contractual and longer term basis in Dry Warehousing operations. As a result of these strategic changes, revenue for Dry Warehousing operations was down for fiscal year 1997 by $1,600,000 or 11.9%.

        Gross profit increased in fiscal 1997 by $1,215,000 or 10.1% compared to fiscal 1996, primarily as a result of revenue growth combined with aggressive cost management. An expanded transportation fleet and better utilization of transportation equipment contributed to an increase of $1,200,000 in gross profit for the year, compared to 1996. Refrigerated Warehousing increased gross profit by $110,000 for the year, compared to fiscal 1996, mainly through higher occupancy levels in TLC's Michigan facilities and increased utilization of the new Rochelle Logistic Center. Dry Warehousing and added logistic expenses had a negative impact on gross profits by $358,000 due to changes related to warehouse closures and corporate restructuring.

        Selling, general and administrative expenses increased $593,000 or 9.4% in fiscal 1997, due in large part to increased activities in marketing and sales.

        Earnings from operations increased by $622,000 or 10.9% over fiscal 1996. Operating earnings in 1997 were $6,311,000 compared to $5,689,000 in 1996. This increase was due primarily to volume and productivity gains in Transportation operations.

        Interest expense for the year was $3,216,000 compared to $3,176,000 in fiscal 1996.

        Pre-tax earnings were $1,705,000, a decrease of $906,000 compared to fiscal 1996, due primarily to a loss of $1,036,000 related to the disposal of special freezing equipment in connection with securing a longer term contract for vegetable processing, IQF freezing and warehouse services with a major customer of the Beaver Dam Logistic Center.

        The provision for taxes for fiscal year 1997 was $695,000 compared to $1,075,000 for 1996. The effective tax rates for the two years were the same. In 1997, an adjustment of $11,171,000 was made to add to income the deferred income taxes that resulted from a change in TLC's tax status from a C-corporation to a limited liability company.

        Net earnings for 1997 were $12,181,000, up from $1,536,000 in 1996 based on the results of operations and the change in the tax status that eliminated the deferred taxes as of 1997.

   Comparison of Fiscal 1996 to Fiscal 1995 for TLC

        Total revenue for fiscal 1996 increased $5,947,000 or 8.4% to $76,976,000 compared to $71,029,000 for fiscal 1995, primarily as a result of increased warehouse capacity and growth in logistic services. Logistic services grew in both Transportation operations by $2,282,000 or 9.0% and International Freight Forwarding operations by $1,210,000 or 65.2% compared to fiscal 1995.

        Gross profit for fiscal year 1996 decreased $2,120,000 or 15.0% to $12,020,000 compared to $14,140,000 in fiscal 1995, primarily as a result of reduced vegetable processing and freezing volumes in Refrigerated warehousing, and start-up costs for high volume distribution accounts. The balance of reduced gross profit results from higher transportation costs than historical levels and less than optimal utilization of equipment.

        Fiscal 1996 selling, general and administrative expenses declined from those reported for fiscal 1995 by $254,000 due to improved cost controls. Selling, general and administrative expense for 1996 was $6,331,000 compared to $6,585,000 in fiscal 1995.

        TLC's earnings from operations declined by $1,866,000 or 24.7% from $7,555,000 in fiscal 1995 to $5,689,000 in fiscal 1996. Reduced volume and profitability attributable to vegetable processing and freezing operations, along with higher transportation expenses were the principal factors in the reduction of earnings from operations.

        Interest expense for fiscal 1996 was $3,176,000 which was down from $3,378,000 in fiscal 1995 due to lower borrowing levels in 1996.

        Pre-tax profits declined in fiscal 1996 to $2,611,000 from $4,286,000 or 39.1%, due primarily to the reduction in gross profit.

        TLC's effective tax rate in fiscal 1996 increased to 41% from 40% in fiscal 1995 due to changes in the relative state components of TLC's earnings. The provision for taxes for fiscal 1996 was $1,075,000 compared to $1,724,000 in fiscal 1995.

        Net earnings for TLC in 1996 were $1,536,000, down $1,026,000 or 40.0% from $2,562,000 in fiscal 1995, primarily as a result of reduced gross profits in Refrigerated Warehousing, operational inefficiencies in Transportation operations and the increased effective income tax rate.


   Financial Liquidity and Capital Resources for the Company and TLC

        The Company's current sources of capital to fund corporate expenses are management fees of $250,000 payable by TLC, short-term investments which are expected to be $9,900,000, assuming the Offering is fully subscribed, and the income on such investments.

        The Company will continue to evaluate new acquisitions in areas strategic to existing operations as well as new lines of business. Future acquisitions may be funded through the proceeds of this Offering, cash from operations, borrowings under the existing line of credit or other credit facilities, along with potential future equity issuances.

        TLC has historically funded its operations and capital expenditures with cash flow from operations supplemented by its revolving credit facility. Net cash provided from operations was $9,294,000 in fiscal 1997 compared to $11,043,000 in fiscal 1996, primarily as a result of (i) a decrease in accounts payable from fiscal 1996 when TLC was engaged in a construction project generating significant accounts payable compared to fiscal 1997 when no similar construction project was in process and
   (ii) lower earnings after considering the elimination of $11,171,000 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company. Net cash provided from operating activities was $10,180,000 for fiscal 1995.

        Net cash used in investing activities for TLC for the fiscal year ended June 30, 1997 decreased to $1,822,000 from $16,262,000 in fiscal 1996. The decrease between years is predominantly the result of a decrease in capital expenditures, most notably $11,422,000 related to a major expansion of a refrigerated warehouse facility during fiscal 1996. TLC anticipates capital expenditures to be approximately $4,000,000 per year over the next two fiscal years.

        Net cash used in financing activities for the fiscal year ended June 30, 1997 was $7,277,000. During fiscal 1996, TLC provided cash from financing activities of $4,883,000. TLC issued $9,011,000 of long-term debt during fiscal 1996 to fund the capital expansion of a refrigerated warehouse facility. During fiscal 1997, no additional debt was issued. Additionally, total payments on TLC's line of credit and long-term debt were $3,149,000 higher in fiscal 1997 than the previous fiscal year.

        In January 1997, TLC increased its transportation fleet by assuming the leases for 60 additional tractors and 75 additional trailers from one of its customers. The addition of these tractors and trailers represented an approximately 50% increase in TLC's transportation fleet.

        During fiscal 1997, TLC evaluated and developed a plan to address the impact of the Year 2000 and beyond on its computer systems. TLC's plan is being managed by a team of internal staff. The team's activities are designed to ensure that TLC's transactions with customers, suppliers and financial institutions are compatible with the Year 2000 and beyond. TLC recently began to explore the plans of its significant suppliers to determine their ability to remediate the Year 2000 problems and the effects or TLC'S vulnerability if these entities fail to become Year 2000 compliant. While TLC believes its plan is adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which TLC's systems rely will be converted on a timely basis and will not have a material effect on TLC. The cost of the TLC's plan is not expected to be material to TLC's ongoing results of operations.

        TLC will have available to it a revolving credit facility of $65,000,000 at a floating rate of LIBOR plus 225 basis points to finance its capital needs, the TLC Dividend and the refinancing of the Wiscold Note. As of consummation of the Offering, TLC will have approximately $9 million of additional available borrowings under its credit facility.

        As of June 30, 1997, TLC had no significant capital commitments.

        TLC believes the future cash generated from operations will be more than adequate to service its debt requirements and future capital expenditures for the foreseeable future.

   Description of Credit Agreement

        TLC intends to enter into a credit agreement (the "Credit Agreement") with Firstar Bank Milwaukee, N.A., as agent, and certain other banks which will be parties thereto (together, the "Banks") on or before the Effective Time of the Merger. Pursuant to the Credit Agreement, TLC will, subject to the achievement of certain financial ratios and compliance with certain conditions, have the right to obtain revolving loans in the following outstanding principal amounts:
                                                 Maximum Amount of
                                                  Revolving Loans
                  Time Period                       Outstanding

    Closing date through April 15, 1999                $65 million
    April 16, 1999 through April 15, 2000              $61 million
    April 16, 2000 through April 15, 2001              $56 million
    April 16, 2001 through April 15, 2002              $50.5 million
    April 16, 2002 through April 15, 2003              $43 million

   The entire unpaid principal balance of loans made under the Credit Agreement will be due and payable on April 15, 2003.

        The proceeds of the initial loans under the Credit Agreement will be used to refinance existing indebtedness of TLC to the Banks in the amount of approximately $36,000,000; finance the payment of the TLC Dividend; finance the repayment of the Wiscold Note; and pay related fees and expenses. The balance of the facility, estimated to be $9 million as of the completion of this Offering, will be available for working capital and general corporate purposes, including the issuance of letters of credit of up to $3.5 million outstanding at any one time.

        The Credit Agreement will be secured by liens or security interests on all or substantially all of the assets of TLC, other than certain transportation equipment, and mortgages on its real estate.

        The initial interest rate on borrowings under the Credit Agreement is expected to be, at the option of TLC, LIBOR plus 225 basis points or the prime rate. These rates will vary over the term of the Credit Agreement pursuant to a pricing grid based on the ratio of Consolidated Funded Debt to Consolidated EBITDA (the "Consolidated Funded Debt Ratio"), all as defined in the Credit Agreement, in accordance with the following table:


                             APPLICABLE PERCENTAGES

                                        Applicable
                                        Percentage  Applicable  Applicable
                                           for      Percentage  Percentage
                   Consolidated         Eurodollar      for         for
    Pricing         Funded Debt         Revolving   Prime Rate   Letter of
     Level             Ratio              Loans        Loans    Credit Fee
       7             >4.5:1.0                2.25       0.00       1.25
       6       <4.5:1.0 but >4.0:4.0         2.00      (0.25)      1.25
       5       <4.0:1.0 but >3.5:1.0         1.75      (0.25)      1.25
       4       <3.5:1.0 but >3.5:1.0         1.50      (0.50)      1.25
       3       <3.0:1.0 but >2.5:1.0         1.25      (0.50)      1.25
       2       <2.5:1.0 but >2.0:1.0         1.00      (0.50)      1.25
       1             <2.0:1.0                0.75      (1.00)      1.25


   The Credit Agreement also contains provisions requiring TLC to reimburse the Banks for increases in certain taxes, revenue requirements and other costs incurred by the Banks.

        Loans made under the Credit Agreement may be prepaid in whole or in part without premium or penalty, except for reimbursement of the Banks for any losses the Banks suffer as a result of repayment of LIBOR-based loan prices to the last day of that applicable interest period.

        The Credit Agreement contains representations and warranties, including without limitation those relating to financial statements, ownership of properties, liens and encumbrances, corporate existence, compliance with law, legal authorization and enforceability, absence of default, litigation, ERISA, environmental and tax matters, use of proceeds, solvency, accuracy of information and the matters set forth in the merger and divestiture documents.

        The Credit Agreement also contains conditions precedent (or in certain instances concurrent) to the initial funding at the Closing, which will include, without limitation, those relating to the following:
   (i) satisfactory financing documentation; (ii) the obtaining of certain approvals and agreements; (iii) consummation of the Merger;
   (iv) satisfactory proforma and other financial statements;
   (v) environmental reports; (vi) certain appraisals and business valuations; (vii) the absence of a material adverse change; and (viii) the delivery of customary closing documents. The conditions to all borrowings include requirements relating to prior notice of borrowing, the accuracy of representations and warranties, the absence of any default or potential event of default and the absence of a material adverse change in TLC's business.

        The Credit Agreement also contains affirmative and negative covenants (including, where appropriate, certain exceptions and baskets mutually agreed upon), including but not limited to furnishing financial and other information payment of obligations, conduct of business, maintenance of existence, maintenance of property, insurance, inspection of property, books and records, notices, environmental laws, additional subsidiary guarantors, bank accounts, indebtedness, liens, nature of business, consolidation, merger, sale or purchase of assets, advances, investments and loans guarantee obligations, transactions with affiliates, ownership of subsidiaries, fiscal year, prepayment of indebtedness and dividends. The Credit Agreement also contains the following financial covenants: minimum consolidated tangible net worth; maximum consolidated funded debt ratio; minimum cash flow coverage ratio; and positive annual earnings.


        Events of default under the Credit Agreement, include without limitation, those relating to: (i) non-payment of interest, principal or fees payable under the Credit Agreement; (ii) inaccuracy of representations or warranties in the loan documents; (iii) non-performance of covenants; (iv) cross-default to other material debt of the Company and its subsidiaries; (v) bankruptcy or insolvency; (vi) judgments in excess of specified amounts; (vii) certain ERISA events; (viii) impairment of security interests in collateral; (ix) invalidity of guarantees;
   (x) materially inaccurate or false representations or warranties; and
   (xi) a change in control.

                                    BUSINESS

   General

        The Company was formed on December 11, 1997 and has conducted no operations to date other than in connection with the Acquisition. Following this Offering and the Acquisition, the Company's only non-cash asset will be its ownership interest in TLC. The Company intends to pursue acquisitions of businesses which may or may not relate to the third-party logistics business of TLC. As of the date hereof, the Company has not identified any acquisition candidates.

        Immediately prior to the Merger, the Company will acquire 666.667 Membership Units of TLC (representing two-thirds of the outstanding ownership interests of TLC) from Christiana pursuant to the Purchase Agreement. For additional information concerning the Merger and the Acquisition, see "Summary of Certain Terms of the Merger" and "The Purchase Agreement."

        TLC was formed on June 30, 1997 through a combination of the operations of two wholly-owned subsidiaries of Christiana, Wiscold and Total Logistic Inc. On September 1, 1992, Christiana acquired the assets of Wiscold, a company formed in 1915, which engaged in providing public refrigerated warehousing services, vegetable processing and individual quick freeze (IQF) services, automated vegetable poly bag and bulk packaging services, and transportation services into and out of its facilities. On January 4, 1994, Christiana acquired Total Logistic Inc. (formerly known as The TLC Group, Inc.), a Zeeland, Michigan-based firm engaged in providing fully integrated third-party logistic services, which includes warehouse, distribution and transportation services in both refrigerated and non-refrigerated facilities.

        TLC provides third-party logistic services as well as full service public and contract warehousing in all ranges of frozen refrigerated and ambient temperatures. Integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturer to the point of consumption. TLC's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing company-owned equipment as well as through carrier management services utilizing third party common and contract carriers. TLC also provides a full range of international freight management services, fully computerized inventory management, kitting, repackaging and just-in-time production supply services.

        TLC's transportation fleet is comprised of 175 tractors, 97 of which are 0-3 years old; 78 of which are 4-6 years old; and none of which are older than 6 years.

        TLC's customers consist primarily of national, regional and local firms engaged in food processing, consumer product manufacturing, wholesale distribution and retailing. During fiscal 1997, TLC's top 10 customers accounted for approximately 47% of total revenues. TLC serves approximately 1,250 customers.

        TLC believes it is the nation's seventh largest provider of public refrigerated warehouse space. All of TLC's refrigerated facilities are modern and efficient single story buildings at dock height elevation and fully insulated.

        Prior to the Merger, Christiana will contribute certain assets and liabilities to TLC for no consideration. See "Pro Forma Combined Financial Data." On the asset side, these item consist primarily of mortgage notes receivable derived from certain condominium sales by Christiana which, as of December 31, 1997, had an aggregate principal amount outstanding of $1,273,000 (accruing interest at rates ranging from 6.875% to 9%). In addition, Christiana has already contributed to TLC approximately 1.9 acres of undeveloped, partially submerged land in Huntington Beach, California with a current book value of $0. This property is currently subject to an easement granted in favor of the City of Huntington Beach. Christiana is currently pursuing a change in zoning applicable to the property in order to conduct residential development on
   the property.   The outcome of these efforts, and the value of the
   property if such efforts are successful, are unable to be predicted at this time. On the liability side, the items contributed by Christiana consist of accounts payable and accrued liabilities including compensation, vacation, insurance benefits and taxes in the aggregate amount of $2,966,000.

   Strategy

        The Company's strategy is to identify and pursue suitable acquisition candidates in businesses related and unrelated to the third-party logistic services business of TLC.

        TLC's strategy is to grow its business by emphasizing and enhancing its ability to offer "one-stop shopping" to its customers through its wide variety of asset and non-asset based services. Asset-based services are generally considered to include warehousing and transportation related activities provided through TLC's owned or leased assets. Non-asset based services utilize warehouses and transportation equipment owned by others for which TLC contracts on a one-time or short-term basis. TLC believes that its asset base of refrigerated and dry warehouses and fleet operations, together with its expertise in logistics strategy and solutions, provides it with an advantage over its competitors which generally offer only asset or non-asset based services. Where others are selling individual services such as warehousing, transportation, or freight forwarding, TLC is providing those services in an integrated fashion, providing more efficient distribution programs and reduced inventory for its customers. It is the goal of TLC to continue to enhance the services that it provides to its customers by continuing to develop solutions involving multiple services throughout the entire supply chain from the manufacturer to end consumer.

        TLC's focus on its third-party logistic services is based on its belief that competitive market forces are dictating that corporations focus on core competencies leading more and more corporations to outsource logistic services and distribution functions. In addition, TLC believes that corporations are recognizing, on an increasing basis, that properly provided logistic services will provide enhanced inventory management, more responsive information systems and more efficient use of fleet capacity.

        Management believes that if TLC continues to market and enhance its integrated logistics, transportation and warehousing business, it will be able to capitalize on the trends of its customers toward the use of multi-service providers and the outsourcing of distribution and warehousing functions and thereby maximize the utilization and income potential of its assets.

        TLC provides both asset-based and non-asset based solutions to its customers because it believes that long-term success in integrated logistic services will be dependent on offering a wide array of solutions which entail both TLC-owned assets and the assets of TLC's established subcontractors. By offering a complement of both asset and non-asset based solutions, TLC believes growth will be less capital intensive than a company which offers only asset-based services, and more intensive in the areas of management, services and systems.

   Services, Sales and Customers

        TLC assists companies in managing the logistics of the physical movement of product and materials. TLC offers refrigerated and frozen warehousing, dry warehousing, transportation, information systems, and international freight forwarding services. These services can be applied to customers' needs individually, as a single service or in combination as a unified set of services.

        TLC provides various solutions that address a wide range of customer needs. A few examples of the types of services TLC provides to its customers follow:

        TLC provides an international food manufacturer a combination of transportation solutions, which includes the use of TLC's transportation fleet and carrier-managed equipment and refrigerated storage. TLC provides a national food manufacturer with a consolidation and distribution center and with outbound transportation. TLC provides a national food distributor with refrigerated warehousing, including high volume order selection and shipping to facilitate rapid inventory turnover. TLC serves as the distributor for the Michigan Department of Education school lunch program, which involves a combination of warehousing, order selection, store door delivery and related customer billings. TLC has a strategic alliance with a furniture manufacturer to provide warehousing services for the consolidation of products and order selection for international shipments on a global basis.

        TLC's revenue for each of the basic service lines are detailed below for fiscal years ended June 30, 1997, 1996, and 1995.

                                              Revenues
                                        (Dollars in Millions)
                              1997               1996             1995
                         Amount      %     Amount      %     Amount     %

    Refrigerated
      Warehousing         $38      45%      $35      45%      $34     48%
    Dry Warehousing        12      14%       14      18%       11     15%
    Transportation         33      39%       28      36%       25     35%
    International           3       4%        3       4%        2      3%
    Eliminations           (2)     (2%)      (3)     (3%)      (1)    (1%)
         Total
           Revenues      $ 84     100%     $ 77     100%     $ 71    100%
                         ====     ====     ====     ====     ====    ====

        TLC's services target the consumer goods industries; industries in which logistics performance is important to success. Nearly 75% of TLC's revenues come from food manufacturers, food wholesalers and food retailers. Because of its unique storage and distribution needs, the food industry has launched broad industry-wide initiatives, such as Efficient Consumer Response (ECR) and Efficient Foodservice Response (EFR), that are formulated on high quality logistic services. The basis of ECR is to reduce the cost of delivering products from the place of manufacture to the point of sale. TLC believes that its one of only a few companies which have the capabilities and range of service offerings to sufficiently address these initiatives.

        While TLC's top 15 customers, all of which participate in the food industry, account for 60% of revenues, no one customer represents more than 10% of TLC's business. Beyond the food industry, the balance of TLC's customer base is spread across a broad base of industries including pharmaceuticals, automotive suppliers, building supplies and office furniture.

   Competition

        Competition in the logistic services industry is very fragmented. Leonard's Guide, a leading industry publication, lists more than 1500 companies competing in the United States marketplace. TLC believes that competitors can be characterized as either asset or non-asset based providers and single or integrated service providers. Asset-based companies, such as Exel, Americold Corporation, GATX Logistics, Inc., or Ryder Integrated Logistics, Inc. own and operate warehouses and/or transportation equipment. These companies utilize their asset- base and the expertise with which to operate them to provide services. Non-asset based competitors, such as Hub Group Logistics Services, Menlo Logistics, and C.H. Robinson Logistics offer logistics management expertise and information systems and sub-contract warehousing and transportation services to asset-based providers.

        TLC experiences competition for logistic services on a national basis and in its warehousing and transportation business TLC competes generally on a regional and local basis. Other than the high capital requirements of building a refrigerated warehouse facility, there are no significant barriers to entry into the transportation, warehousing and non-asset based logistic service markets in which TLC operates, permitting a relatively large number of smaller competitors to enter the various markets.

        In addition, TLC's customers, many of which have substantially greater resources than TLC, may divert business from TLC's warehousing and transportation operations by building their own warehouse facilities and/or operating their own transportation fleet.

   Organization

        TLC's operations are headquartered in Zeeland, Michigan, and TLC also maintains an office in Milwaukee, Wisconsin. TLC is organized into three main operating units: refrigerated warehousing, dry warehousing and transportation. Each operating unit is headed up by a group vice president/general manager. Sales and marketing for TLC are principally performed at the corporate level, with support from the group vice presidents as well as local warehouse facility managers. TLC also maintains a business development group which is responsible for pricing, logistics engineering, and transporting large logistic accounts over from sales to operations during start up.

   Sales and Marketing

        Sales and marketing are principally performed at the corporate level, with support from the group vice presidents and facility managers. The sales organization is comprised of seven individuals and is divided into the following teams: refrigerated warehousing team; dry warehousing team; transportation team; and logistics sales team. Each of these teams has primary responsibility for selling their specific services. The goal is to develop the sales team to effectively present the fullest extent of TLC's services suited for each customer.

        Marketing and advertising is done centrally for the entire company and uses a combination of media advertising and direct mail. The marketing organization also has responsibility for maintaining and gathering information on market intelligence related to competition, customers and the logistic industry in general.

        Business development supports both sales and operations by providing logistics engineering capabilities, pricing and costing services, and assists in the startup of complex logistic projects.

   Employees

        The only employees of the Company are the executive officers described under "Management-Executive Officers and Directors of the Company." TLC had approximately 735 employees as of December 31, 1997. A breakdown of the employees by functional area is set forth below:

          Function        Number of Employees   Percentage of Total

    Operations                    472                  64.2%
    Transportation                207                  28.2%
    Administration                 46                   6.2%
    Sales and Marketing            10                   1.4%
                                  ---                  ----
    Total                         735                  100%

   No TLC employees are covered by union contracts.

   Patents, Licenses and Trademarks

        TLC's operations are not dependent on any particular patent, license, franchises, or trademarks. TLC has registered a trademark and the name "Total Logistic Control" with the United States Patent and Trademark office.

   Research and Product Development

        TLC does not operate in an environment which has a strong need or reliance on research and development. TLC has not made material expenditures with regard to research or development in the past and does not see it as a material issue in the future.

   Government Regulations

        TLC's transportation operations in interstate commerce are regulated by the Interstate Commerce Commission ("ICC") and the operations of TLC in intrastate commerce are regulated by various state agencies. These regulatory authorities have broad authority, including the power to authorize motor carrier operations, approve rates, charges and accounting systems, require periodic financial reporting, and approve certain merger, consolidations and acquisitions. TLC is also subject to safety requirements prescribed by the United States Department of Transportation ("DOT"). Such matters as weight and dimension of equipment and load are also subject to federal and state regulations.

        TLC's operations related to refrigerated food storage are subject to regulations promulgated by the United States Department of Agriculture ("USDA").

        TLC believes it is in compliance in all material respects with applicable regulatory requirements relating to its operations. The failure of TLC to comply with the regulations of the ICC, DOT, USDA or state agencies could result in substantial fines or revocation of TLC's operating authority.

   Properties

        As of December 31, 1997, TLC owned or leased thirteen facilities in five states. Of this total, eight are refrigerated/frozen with the balance being dry facilities. The refrigerated facilities are operated through eight public refrigerated warehouses located in Wisconsin (3), Michigan (3), and Illinois (2). Other than Wisconsin Cold Storage, located in downtown Milwaukee, TLC's refrigerated facilities are large single-story buildings constructed at dock height with full insulation and vapor barrier protection. The refrigeration is provided by screw-type compressors in ammonia-based cooling systems. These facilities are strategically located and well served by rail and truck.

        The Wisconsin Cold Storage facility is scheduled to close by the end of February 1998. The property is currently offered for sale.

        In addition to the refrigerated facilities discussed above, there are five public non-refrigerated (or dry) warehouse distribution facilities, three of which are located in Michigan and one in each of Indiana and New Jersey. Zeeland Distribution Center II, located in Zeeland, Michigan is a company owned facility. All other dry facilities are held under lease. Lease terms generally match the underlying contracts with major customers served at each facility. These facilities are single-story block or metal construction buildings. All dry facilities are approved as food grade storage facilities.

        The following tables list the thirteen facilities by location, size, type, and if owned or leased. Other than as indicated, all facilities are owned.

                        REFRIGERATED WAREHOUSE FACILITIES

                                                 Total Storage
                                                     Space
                                                (cubic feet in     Type of
        Facility              Location             millions)      Facility

    Rochelle Logistic  Rochelle, Illinois  #1         10.6      Distribution
    Center I
    Rochelle Logistic  Rochelle, Illinois  #2          3.5      Distribution
    Center II
    Beaver Dam         Beaver Dam, Wisconsin           7.2      Distribution
    Logistic Center                                             /Production
    Milwaukee          Wauwatosa, Wisconsin            4.3      Distribution
    Logistic Center
    Holland Logistic   Holland, Michigan*              2.1      Distribution
    Center                                                      /Production
    Kalamazoo          Kalamazoo Logistic #1**         3.3      Distribution
    Logistic Center I
    Kalamazoo          Kalamazoo Logistic #2           2.8      Distribution
    Logistic Center
    II
    Wisconsin          Milwaukee, Wisconsin            1.0      Distribution
    Logistic Center
                                                      ----
                       TOTAL                          34.8
                                                      ====


                            DRY WAREHOUSE FACILITIES

                                                       Total
                                                      Storage
                                                     Space (sq.
                                                       ft. in        Type of
             Facility                Location        thousands)     Facility

    Zeeland Logistic Center I*    Zeeland, MI           202          Public
    Zeeland Logistic Center II    Zeeland, MI           220          Public
    Michigan Distr. Center I*     Kalamazoo, MI          88          Public
    Munster Logistic Center*      Munster, IN           125          Public
    South Brunswick Logistic      South                              Public
     Center*                       Brunswick, NJ        200
                                                        ---
    TOTAL                                               835
                                                        ===

   *Leased facility
   **Includes 1.8 million cubic feet of dry storage capacity.

   Description of Properties

   A brief description of each of the Properties follows, listed alphabetically by state and city.

                               Illinois Properties

   Rochelle Logistic Center I         Rochelle Logistic Center II
   975 South Caron Road               600 Wiscold Drive
   Rochelle, IL 61068                 Rochelle, IL 61068

   Rochelle Cold Storage campus is TLC's newest and largest refrigerated facility, initially constructed in 1986. TLC believes that Rochelle Cold Storage is one of the largest and most modern cold storage warehouse facilities in the United States. Currently this facility is comprised of 14,100,000 cubic feet of capacity after undergoing four capacity expansions in 1988, 1990, 1993, and 1996. All space is capable of temperatures of -20 degrees F to ambient. Rochelle Cold Storage is strategically located at the intersection of two main line East-West railroads, the Burlington Northern and the Chicago Northwestern, and the cross roads of interstate highways I 39 and I 88. Rochelle Cold Storage serves primarily distribution customers in the Midwest.

                               Indiana Properties

   Munster Logistic Center
   9200 Calumet Avenue
   Munster, IN  46321

   Munster Logistic Center is located just south of the Chicago market with access to major north-south and east-west highways. The facility has access to rail through Conrail and is a food grade warehouse. The total facility has available 125,000 square feet of dry storage. The warehouse operates as a public warehouse with most of the customer base on short term contracts.

                               Michigan Properties

   Holland Logistic Center
   449 Howard Avenue
   Holland, MI  49424

   Holland Logistic Center has undergone a number of expansions over the years, with a major reconstruction in 1983 after a fire destroyed approximately 50% of the facility. This refrigerated facility comprises 2,100,000 cubic feet of storage capacity of which 1,300,000 cubic feet is freezer capacity, 400,000 cubic feet is cooler capacity and 400,000 cubic feet is convertible capacity between freezer and cooler. Holland services both distribution customers as well as blueberry growers in the West Michigan area. This location is situated on a CSX rail spur with two refrigerated rail docks. This facility is held under a lease which expires December 31, 2000.

   Kalamazoo Logistic Center I   Kalamazoo Logistic Center II
   6677 Beatrice Drive           6805 Beatrice Drive
   Kalamazoo, MI  49009          Kalamazoo, MI  49009

   Kalamazoo Logistic Center campus has two distribution centers at this location. Facility #1 is a 3,300,000 cubic foot facility with 1,100,000 cubic feet of freezer capacity, 400,000 cubic feet of cooler capacity and 1,800,000 cubic feet of dry storage capacity. This location services a number of distribution customers in the Midwest and is strategically located at the I 94 and U.S. 31 crossroads in Michigan, equal distance between Chicago and Detroit.

   Facility #2 is located adjacent to Facility #1 and is comprised of 2,800,000 cubic feet of capacity. This facility contains 1,500,000 cubic feet of cooler capacity and 1,300,000 cubic feet of freezer capacity. Two large distribution customers utilize 75% of this space. These facilities are held under long term leases.

   Also located at the Kalamazoo Logistic Center is a company owned 10,000 square foot transportation equipment maintenance center. Approximately 50% of TLC's fleet of over-the-road transportation units is domiciled in Kalamazoo, Michigan.

   Zeeland Logistic Center I          Zeeland Logistic Center II
   8250 Logistic Drive                8363 Logistic Drive
   Zeeland, MI 49464                  Zeeland, MI 49464

   Zeeland Logistic Center campus has two facilities each of which provide dry warehousing storage as public warehouses. Each of these facilities are Foreign Trade Zones and food grade warehouses, that provide both racked and bulk storage. Capacity is utilized by both long term contractual customers and as short term public warehouses. Zeeland Logistic Center I has 201,600 square feet of storage and Zeeland Logistic Center II has 220,000 square feet.

                              New Jersey Properties

   South Brunswick Logistic Center
   308 Herrod Blvd.
   South Brunswick, NJ 08852

   South Brunswick provides warehousing and distribution services for customers to the Northeast region of the country. The facility has both contractual and short term customers and operates as a public warehouse. In total, the facility has 200,000 square feet of dry storage capacity.

                              Wisconsin Properties

   Beaver Dam Logistic Center
   1201 Green Valley Road
   Beaver Dam, WI  53916

   Beaver Dam Logistic Center was originally constructed in 1975. Since 1975, this facility has undergone three freezer additions, the most recent in 1991, and is comprised of 7,200,000 cubic feet of freezer storage space. Beaver Dam Logistic Center serves distribution related customers as well as vegetable and cranberry processors. This facility's unique capabilities involve value added services for vegetable processors including IQF, blanching, slicing, dicing and food service and retail poly bag packaging operations. Badger's IQF tunnels have the capacity to freeze 30,000 pounds of product per hour.

   Milwaukee Logistic Center
   11400 West Burleigh Street
   Milwaukee, WI  53222

   Milwaukee Logistic Center was originally constructed in 1954. There have been six expansions of this facility. The Milwaukee Logistic Center facility comprises 4,300,000 cubic feet of which 3,754,000 cubic feet is freezer capacity and 546,000 cubic feet is cooler space. This facility has multi-temperature refrigerated storage ranging from -20 degrees F to +40 degrees F and daily blast freezing capacity of 750,000 pounds. This location has a 7-car private rail siding. An additional 3,000,000 cubic feet of company owned refrigerated and processing space adjacent to the Milwaukee Logistic Center facility is leased on a long term basis to a third party retail grocery company.

   Legal Proceedings

        As of the date of this Prospectus, the Company has never been a party to any legal proceeding. From time to time, TLC is named as a defendant in actions arising out of the normal course of its business. As of the date of this Prospectus, TLC is not a party to any pending legal proceeding that it believes to be material.

                             THE PURCHASE AGREEMENT

        The following is a brief summary of certain provisions of the Purchase Agreement which is attached as Annex A and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Purchase Agreement.

   Purchase Price and Assumption of Liabilities

        The Purchase Agreement provides that, prior to the Effective Time of the Merger, the Company will complete the Acquisition by purchasing
   666.667 Membership Units of TLC for an aggregate purchase price of $10,666,667. The Purchase Agreement provides that the purchase price is payable no later than thirty (30) days following the Effective Time of the Merger. During this thirty (30) day period, the Christiana Shareholders will mail to the Subscription Agent (which will also act as exchange agent for the Merger) Letters of Transmittal electing one of the following:

             -    To purchase no shares of Common Stock

             - To purchase as many shares of Common Stock as possible using the Cash Consideration to be received in the Merger
        (estimated to be $3.50)

             - To purchase a stated number of shares of Common Stock using a portion of the Cash Consideration

             - To purchase all shares of Common Stock to which such Christiana Shareholder is entitled using the Cash Consideration, together with an additional payment

             - To purchase all shares of Common Stock to which such Christiana Shareholder is entitled, plus a stated number of additional shares (subject to availability) using the Cash Consideration and an additional payment.

        All Letters of Transmittal must be received by the Subscription Agent on or prior to the Expiration Date (expected to be ________________, 1998). Once received, EVI will pay to the Subscription Agent the Cash Consideration due to such Christiana Shareholder and the Subscription Agent will apply such Cash Consideration in the manner directed by the Letter of Transmittal submitted by such Christiana Shareholder.

        In connection with the Merger, the Company and TLC have agreed to assume the Assumed Liabilities. See "Risk Factors-Assumed Liabilities and Indemnification Obligations of the Company and TLC."

   Christiana "Put" and Participation Rights

        The Purchase Agreement also provides that at any time after the fifth anniversary of the Effective Time of the Merger, Christiana has the option to sell to the Company or TLC, and the Company or TLC will be obligated to purchase, Christiana's 333.333 Membership Unit for $7 million. In addition, if the Company proposes to sell its interest in TLC to an unrelated third party, Christiana has the right to participate in such sale with respect to its 333.333 Membership Units for the same equivalent consideration per equivalent unit in TLC.

   Indemnification Obligations

        TLC and the Company have agreed under the Purchase Agreement, to indemnify, defend and hold Christiana, EVI and the EVI Indemnified Parties harmless from and against any and all Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that such parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

             - any breach of any covenant or agreement of TLC or the Company contained in the Purchase Agreement or any other agreement contemplated thereby;

             - the acts or omissions of Christiana or any Christiana Affiliate on or before the Effective Time;

             - the acts or omissions of any Christiana Affiliate, TLC, the Company or TLC's or the Company's affiliates or the conduct of any business by them on or after the Effective Time;


             -    the Assumed Liabilities;

             - any taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, Federal, state or local law purposes regardless of the theory or reason for the transactions being subject to tax;

             - any and all amounts for which Christiana or EVI may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana's or any Christiana Affiliate, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Affiliate for indemnity arising from or out of claims by or against Christiana or any Christiana Affiliate for acts or omissions of Christiana or any Christiana Affiliate, or related to any current or past business of Christiana or any Christiana Affiliate or any product or service provided by Christiana or any Christiana Affiliate in whole or in part prior to the Effective Time;

             - any liability under the Consolidated Omnibus Budget Reconciliation Act of 1986 with respect to any employees of Christiana or any Christiana Affiliate who become employees of TLC or the Company after the Acquisition;

             - any settlements or judgements in any litigation commenced by one or more insurance carriers against Christiana or EVI on account of claims by TLC or the Company or any Christiana Affiliate or employees of TLC or the Company or any Christiana Affiliate;

             - any and all liabilities incurred by Christiana or EVI pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign, transfer or lease any interest in any asset or instrument, contract, lease, permit or benefit arising thereunder or resulting therefrom;

             - the on-site or off-site handling, storage, treatment or disposal of any Waste Materials (as hereinafter defined) generated by Christiana or any Christiana Affiliate on or prior to the Effective Time or any Christiana Affiliate at any time;


             - any and all Environmental Conditions (as hereinafter defined) on or prior to the Effective Time, known or unknown, existing on, at or underlying any of the properties owned, leased or operated by Christiana on or after the Effective Time;


             - any acts or omissions on or prior to the Effective Time of Christiana or any Christiana Affiliate relating to the ownership or operation of the business of Christiana or any Christiana Affiliate or the properties currently or previously owned or operated by Christiana or any Christiana Affiliate;


             - any liability relating to any claim or demand by any stockholder of Christiana or EVI with respect to the Merger, this Acquisition or the transactions relating thereto; and

             - any liability relating to Christiana's 401(k) Plan and the other employee benefit or welfare plans of Christiana or any Christiana Affiliate arising out of circumstances occurring on or prior to the Effective Time.

   Certain Definitions

        For purposes of the Purchase Agreement, the following terms have the following meanings:

        "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials (as hereinafter defined).

        "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. sec. 7401 et seq., The Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. sec. 1251, et. seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601, et. seq., and any state, county or local regulations similar thereto.

        "Waste Materials" means any (i) toxic or hazardous materials or substances, (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (iii) radioactive materials, (iv) petroleum wastes and spills or releases of petroleum products and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

   Dispute Resolution

        Any disputes, claims or counterclaims connected with or arising out of, or related to, this Agreement are to be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as otherwise provided in the Purchase Agreement. The dispute, claim or controversy will be decided by three independent arbitrators, one to be appointed by TLC and the Company, one to be appointed by EVI and the third to be appointed by the two so appointed. The place of any such arbitration will be in Houston, Texas.


                             THE OPERATING AGREEMENT

        The following is a brief summary of certain provisions of the Operating Agreement between the Company and Christiana as the two members of TLC. The Operating Agreement is attached as Annex B and is incorporated herein by reference. The summary below is qualified in its entirety by reference to the Operating Agreement.

   General

        The Operating Agreement sets forth the terms and conditions of the Company's and Christiana's interests in TLC. The Operating Agreement provides that TLC is a Delaware limited liability company.

   Members

        The initial Members of TLC are the Company and Christiana. Additional members may be admitted to TLC only with the unanimous vote or written consent of the existing Members.

   Capital Contributions

        Christiana made an initial capital contribution to TLC in exchange for 1,000 Membership Units representing 100 percent of the ownership interests in TLC. Pursuant to the terms of the Purchase Agreement, the Company acquired 666.667 Membership Units in TLC representing a two-thirds interest in TLC from Christiana. The Membership Units have identical preferences, limitations and other relative rights. No additional capital contributions are required and no additional Membership Units may be issued without the vote or consent of the both the Company and Christiana. No Member may make a loan to TLC without approval by the Board of Managers. Capital contributions made by the Members will not earn interest. A separate capital account will be maintained for each Member on the books and records of TLC in accordance with the requirements of
   Section 704(b) of the Code, and the Treasury Regulations promulgated thereunder.

   Allocations

        All items of income, gain, loss or deduction of TLC determined in accordance with the Code will be allocated among the Members in proportion to the number of Membership Units held by each Member. The allocation of items of income, gain, loss or deduction will be interpreted so as to comply with the Treasury Regulations promulgated under the Code.

   Distributions

        In order to permit the Members to make their required estimated income tax payments on items of income, gain, loss or deduction allocated to the Members, TLC will make mandatory distributions to the Members in an amount equal to TLC's estimated federal taxable income for each calendar quarter, multiplied by the sum of (i) the highest corporate federal and Wisconsin income tax rates minus (ii) the product of both tax rates. The mandatory distributions will be made to the Members in proportion to the number of Membership Units held by each Member. TLC may make additional distributions to the Members in proportion to the number of Membership Units held by each Member at such times as the Company and Christiana determine by vote or written consent. See "Risk Factors - Dividends from TLC" for additional information regarding distributions from TLC.

   Management

        The Management of TLC is vested in a Board of Managers. The initial Board of Managers consists of six Managers, which includes William T. Donovan, Bernard J. Duroc-Danner, Ghazi J. Hashem, Sheldon B. Lubar, John
   R. Patterson and Gary R. Sarner. See "Management-Executive Officers and Managers of TLC". Each Manager is elected by the vote or written consent of the Members holding at least a majority of the Membership Units in TLC; provided, however, that Christiana and the Company will at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Membership Units held by Christiana and the Company, respectively. The Operating Agreement provides that the Board of Managers may not cause TLC to take certain specified actions without the prior approval of the Members by unanimous vote or written consent. Such matters include (i) the authorization or issuance of additional Membership Units, (ii) the authorization or payment of any distribution with respect to Membership Units, except for the payment of any distribution that is necessary for the Company to fulfill its purchase obligation with respect to Christiana's interest in TLC,
   (iii) any direct or indirect purchase or acquisition by TLC or any subsidiary of TLC of Membership Units, (iv) approval of any merger, consolidation or similar transaction or sale of all or substantially all of the operating assets of TLC in one or more transactions, (v) the creation of any new direct or indirect subsidiary of TLC, (vi) the making of any tax election, (vii) the liquidation or dissolution of TLC or any subsidiary of TLC, (vii) any transaction between TLC or subsidiary of TLC and any affiliate of a Member (other than a transaction between TLC and a subsidiary of TLC), (viii) the payment of any compensation to any Member or any affiliate of a Member or entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member, (ix) any amendment to the Operating Agreement or the Certificate of Organization and (x) any other matter for which approval of Members is required under the Delaware Limited Liability Company Act.

        TLC will generally indemnify the Managers to the fullest extent permitted under the Delaware Limited Liability Company Act against any losses incurred by reason of any act or omission in connection with the business of TLC. The Board of Managers may appoint officers of TLC to perform such duties as are set forth in the Operating Agreement or as specified by the Board of Managers. The Board of Managers may authorize TLC to pay the officers any reasonable fees for their services. Neither the Members nor the Managers are required to devote their full time and efforts to the Company. TLC will pay the Company an annual management fee of $250,000.

   Assignment, Transfer and Repurchase of a Member's Units

        Except as specifically set forth in the Operating Agreement, a Member may not voluntarily sell, give, assign, bequeath or pledge (each a "Transfer") any Membership Unit without the prior written consent of the Board of Managers; provided, however that the Company may pledge and assign its Membership Units to Christiana. Christiana may effect a Transfer of the Company's Membership Units pursuant to any action taken with respect to any security interest granted to Christiana by the Company. Christiana may also Transfer its Membership Units if the transferee is an affiliate of Christiana or the Company and the transferee agrees to be bound by the provisions of the Operating Agreement. At any time after the fifth anniversary of the date of the Operating Agreement, Christiana may Transfer any or all of its Membership Units to any person provided, however, that the Company shall have a right of first refusal to purchase such Membership Units for the same price and at the same terms as such Membership Units were offered to the transferee. In the event of any attempted involuntary Transfer of a Unit, TLC shall have the option to purchase the Membership Units subject to the involuntary Transfer at an amount equal to the book value of such Membership Units. An involuntary transferee receiving Membership Units will not be considered a member of TLC unless all of the Members consent in writing to treat the involuntary transferee as a member.

   Dissolution and Winding Up

        TLC will be dissolved upon (i) the unanimous vote or written consent of the Members to dissolve TLC; (ii) TLC being adjudicated insolvent or bankrupt; or (iii) an entry of a decree of judicial dissolution relating to TLC. Upon a dissolution of TLC, the Members will select a liquidator to liquidate TLC, pay and discharge all of TLC's debts and liabilities, and distribute all remaining assets of TLC to the Members in accordance with their respective capital accounts.

                                  THE OFFERING


   Rights

        Each Christiana Shareholder has a Right to subscribe for their pro rata share of Common Stock in the Offering. This Right consists of the Basic Subscription Privilege and the Additional Subscription Privilege.

   Basic Subscription Privilege

        The Basic Subscription Privilege entitles each Christiana Shareholder to purchase one share of Common Stock for $4.00 per share for each share of Christiana Common Stock held immediately prior to the Effective Time. The Subscription Price does not reflect an estimate by the Company, Christiana, Sub or EVI or any of their respective affiliates of the fair market value of the Company. Christiana Shareholders are entitled to subscribe for all, or any whole number of, the shares of Common Stock underlying their Basic Subscription Privilege. Because the Cash Consideration per share of Christiana Common Stock to be received in this Merger is expected to be less than the Subscription Price per share of Common Stock, Christiana shareholders wishing to exercise their Basic Subscription Privileges in full will be required to make an additional cash payment, as described below under "- How to Exercise Basic Subscription Privilege and Additional Subscription Privilege." The Lubar Commitment ensures that the net proceeds of the Offering to the Company (after deducting expenses estimated to be $170,000) will be at least $10,666,667.

   Additional Subscription Privilege

        Each Christiana Shareholder who subscribes in full for all shares of Common Stock that the holder is entitled to purchase pursuant to the Basic Subscription Privilege, as well as the Management of TLC and the general public, will be entitled to purchase additional shares of Common Stock (the "Remaining Shares") at the Subscription Price from any unsubscribed shares remaining, if any, after the exercise or expiration of the Basic Subscription Privilege, (such entitlement heretofore and hereinafter referred to as the "Additional Subscription Privilege"); provided that,
   (i) members of senior management of TLC shall have the ability to subscribe for up to 100,000 of the Remaining Shares (the "Management Allocation"); (ii) each Christiana Shareholder shall have a right to subscribe for the Remaining Shares on a pro rata basis if any shares are remaining after the Management Allocation (the "Shareholder Allocation"); and (iii) the general public shall have a right to subscribe to the Remaining Shares on a pro rata basis if any shares are remaining after the Management Allocation and the Shareholder Allocations.

   Subscription Expiration Date

        The ability to subscribe for Common Stock will expire at 5:00 p.m., Central Standard Time, on the Expiration Date. The Company is not obligated to honor any subscriptions received by the Subscription Agent after the Expiration Date, regardless of when such subscriptions were sent.

   How To Exercise Basic Subscription Privilege and Additional Subscription Privilege

        Christiana Shareholders. Christiana Shareholders may exercise the Basic Subscription Privilege by delivering to the Subscription Agent at its offices listed under "Subscription Agent" below, prior to 5:00 p.m., Central Standard Time, on the Expiration Date, a properly completed and executed Letter of Transmittal provided pursuant to the Merger Proxy Statement delivered simultaneously herewith to Christiana Shareholders. Christiana Shareholders wishing to exercise their Basic Subscription Privilege will automatically upon completion and delivery of the Letter of Transmittal, have the Subscription Price paid on the Effective Time by the Subscription Agent from the Cash Consideration received from EVI. For a description of the Cash Consideration, see "Summary of Certain Terms of the Merger - Cash Consideration to be Received in the Merger." Because the Cash Consideration per share is expected to be less than the Subscription Price ($3.50 relative to a $4.00 subscription price), any exercise of the Basic Subscription Privilege in full will require an additional cash payment for the difference in the form of a check made payable to "Firstar Trust Company" as Subscription Agent. For example, if a Christiana Shareholder holds 1,000 shares of Christiana Common Stock immediately prior to the Effective Time and wishes to purchase 1,000 shares of Common Stock in this Offering, $3,500 ($3.50 multiplied by 1,000) will be applied automatically by the Subscription Agent from the anticipated Cash Consideration to be received in the Merger, and the Christiana Shareholder will be required to pay the difference of $500 ($4,000 total Subscription Price less the $3,500 paid automatically by the Subscription Agent) in the form of a check made payable to "Firstar Trust Company." Christiana Shareholders who exercise their Basic Subscription Privilege in full, may exercise, pursuant to the Letter of Transmittal, the Additional Subscription Privilege, together with full payment of the aggregate Subscription Price, to be paid in the form of check made payable to "Firstar Trust Company." To the extent the Cash Consideration at the Determination Date is greater than $3.50, any excess amount paid by Christiana Shareholder will be refunded promptly following the Determination Date, without interest.

        Others. Others, such as TLC management and the general public wishing to exercise the Additional Subscription Privilege shall do so by delivery of a properly completed and executed Subscription Agreement (provided with this Prospectus) to the Subscription Agent, together with payment in full in the form of a check made payable to "Firstar Trust Company" as Subscription Agent.

        Manner of Purchase. Any cash payment shall be made with the delivery of the Letter of Transmittal and/or the Subscription Agreement, as the case may be, by check payable to "Firstar Trust Company", as Subscription Agent at or prior to 5:00 p.m., Central Standard Time, on the Expiration Date.

        COMPLETED LETTERS OF TRANSMITTAL, SUBSCRIPTION AGREEMENTS AND THE RELATED PAYMENT SENT TO THE OFFICE OF THE SUBSCRIPTION AGENT MUST BE RECEIVED BEFORE 5:00 P.M. CENTRAL STANDARD TIME, ON THE EXPIRATION DATE. DO NOT SEND ELECTION FORMS, SUBSCRIPTION AGREEMENTS OR PAYMENTS TO THE COMPANY, CHRISTIANA, TLC, SUB OR EVI. SUBSCRIBERS WILL NOT HAVE ANY ALLOCATION PREFERENCE TO REVOKE THE EXERCISE OF THEIR ALLOCATION PREFERENCES OR THEIR ADDITIONAL SUBSCRIPTION PRIVILEGE AFTER DELIVERY OF THEIR LETTER OF TRANSMITTAL AND/OR SUBSCRIPTION AGREEMENTS TO THE SUBSCRIPTION AGENT.

        THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL, SUBSCRIPTION AGREEMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIBER, NOT THE COMPANY, CHRISTIANA, TLC, SUB, EVI, THE SUBSCRIPTION AGENT, OR ANY AFFILIATES THEREOF. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE LETTER OF TRANSMITTAL AND/OR SUBSCRIPTION AGREEMENT BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE RECEIPT BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., CENTRAL STANDARD TIME, ON THE EXPIRATION DATE.

        Proration. In the event of a proration of shares of Common Stock to persons exercising the Additional Subscription Privilege as described above under "- Additional Subscription Privilege," the Subscription Agent will promptly refund, without interest, the amount of any overpayment as described above under "- Additional Subscription Privilege." The instructions that accompany the Letter of Transmittal and Subscription Agreement should be read carefully and followed in detail.

        Brokers, Trusts and Depositaries. Record holders of shares of Christiana Common Stock, such as brokers, trusts or depositaries for securities, who hold the shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and instructions with respect to the related Basic Subscription Privilege and Additional Subscription Privilege. Based upon the instructions received from the beneficial holders, the record holders should complete the Letter of Transmittal and/or Subscription Agreements and submit them with the applicable payment.

        Company Discretion with Respect to Offering. All questions regarding the timeliness, validity, form and eligibility of any exercise of the Basic Subscription Privilege will be determined by the Company, in its sole discretion, whose determination will be final and binding. The Company reserves the absolute right to reject any subscription if such subscription is not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful. The Company, in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any allocation preferences or the exercise of any Additional Subscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. The Company and the Subscription Agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of Letters of Transmittal, or Subscription Agreements nor will any of them incur any liability for failure to give such notification.

   Delivery of Certificates

        Certificates for shares of Common Stock issuable on exercise of the Basic Subscription Privilege and/or the Additional Subscription Privilege will be mailed as soon as practicable after the subscriptions have been accepted by the Subscription Agent, but not prior to the Expiration Date. Certificates for shares of Common Stock issued pursuant to the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege will be registered in the name of the person exercising such privilege.

   Subscription Agent

        The Subscription Agent is Firstar Trust Company. The address to which Letters of Transmittal and Subscription Agreements should be delivered, whether by hand, by mail or by overnight courier, is:

             Firstar Trust Company
             1555 North River Center Drive
             Suite 301
             Milwaukee, Wisconsin  53212

        Any questions or requests for assistance concerning the method of subscribing for shares of Common Stock should be directed to the Subscription Agent at (414) 905-5000.

                                   MANAGEMENT

   Executive Officers and Directors of the Company

        The following table contains the name, age and position with the Company of each executive officer and director as of January 1, 1998. Each person's respective background is described following the table.

                 NAME                    AGE               POSITION

        William T. Donovan               45        Chairman and Director
        David J. Lubar                   43        President and Director
        Oyvind Solvang                   38        Vice President
        David E. Beckwith                69        Secretary
        Nicholas F. Brady                67        Director
        Sheldon B. Lubar                 68        Director
        Albert O. Nicholas               66        Director

        William T. Donovan was named Chairman of the Company in December 1997. Mr. Donovan is also the President, Chief Financial Officer and a director of Christiana, positions he will vacate on the Effective Time. Mr. Donovan has held various executive positions with Christiana since June 1988. Mr. Donovan has also been a principal of Lubar & Co., a venture capital and investments firm located in Milwaukee, Wisconsin since January 1980. Mr. Donovan is also a Director of Grey Wolf, Inc.

        David J. Lubar has been President of the Company since December 1997. Mr. Lubar also serves as President of Lubar & Co., a position he has held since January 1991. Mr. Lubar is a Director of Christiana, a position he will vacate as of the Effective Time. Mr. Lubar is the son of Sheldon B. Lubar.

        Oyvind Solvang has been Vice President of the Company since December 1997. Mr. Solvang is also the Vice President of Christiana, a position he will vacate on the Effective Time. Mr. Solvang has served as President of Cleary Gull Reiland & McDevitt, Inc., an investment banking firm located in Milwaukee, Wisconsin from January 1996 to October 1996 and Chief Operating Officer of Cleary Gull Reiland & McDevitt, Inc., from October 1995 to January 1996. Prior thereto, from May 1994 to September 1995, Mr. Solvang served as President of Scinticor, Incorporated, a manufacturer of cardiac imaging devices, located in Milwaukee, Wisconsin, and from August 1990 to April 1994 as Vice President and General Manager of Applied Power, Inc., a supplier of hydraulic systems, located in Butler, Wisconsin.

        David E. Beckwith has been Secretary of the Company since December 1997. Since May 1995, he served as Secretary of Christiana, a position he will vacate as of the Effective Time. Mr. Beckwith has been associated with the law firm of Foley & Lardner since 1952 and has been a Partner at Foley & Lardner since 1960.

        Nicholas F. Brady has been a Director of the Company since December 1997. Since February 1993, Mr. Brady has been Chairman and President of Darby Advisors, Inc., a private investment company located in Easton, Maryland. Prior thereto, Mr. Brady served as Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Reed & Co., Inc. Mr. Brady is a Director of Amerada Hess Corporation and H.J. Heinz Company, as well as a Director (or trustee) of 27 Templeton funds, which are registered investment companies. Mr. Brady is also a Director of Christiana, a position he will vacate as of the Effective Time.

        Sheldon B. Lubar has been a Director of the Company since December 1997. Mr. Lubar has also been a principal of Lubar & Co. since its inception in 1977. Mr. Lubar is a Director of Ameritech Corporation, EVI, Firstar Corporation, Massachusetts Mutual Life Insurance Co. and MGIC Investment Corporation. Mr. Lubar currently serves as Chairman, Chief Executive Officer and a Director of Christiana, all of which positions he will vacate as of the Effective Time. Mr. Lubar is the father David J. Lubar.

        Albert O. Nicholas has been a Director of the Company since December 1997. Mr. Nicholas has been owner and President of Nicholas Company, Inc., a registered investment advisor located in Milwaukee, Wisconsin since December, 1967. Nicholas Company, Inc. is the advisor to six registered investment companies: Nicholas Fund, Inc., Nicholas Two, Inc., Nicholas Income Fund, Inc., Nicholas Limited Addition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the President and a Director of each of these investment companies. Mr. Nicholas is also a Director of Bando McGlocklin Capital Corporation. In addition, Mr. Nicholas serves as a Director of Christiana, a position he will vacate as of the Effective Time.

   Executive Officers and Managers of TLC

        The following table contains the name, age and position with TLC of each executive officer as of January 1, 1998. Each person's respective background is described following the table.

                NAME                   AGE                 POSITION

    Gary R. Sarner                      51       Chairman and Director
    John R. Patterson                   50       President, Chief Executive
                                                 Officer and Director
    Brian L. Brink                      37       Vice President and Chief
                                                 Financial Officer
    Sheldon B. Lubar                    68       Director
    William T. Donovan                  45       Director
    Bernard J. Duroc-Danner             44       Director
    Ghazi J. Hashem                     63       Director

        Gary R. Sarner was named Chairman of TLC in January 1994. Prior thereto, Mr. Sarner was the President of Wiscold, Inc., the business of which was acquired by Christiana in September 1992. Mr. Sarner is a Director of Christiana, a position he will vacate as of the Effective Time.

        John R. Patterson has served as President and Chief Executive Officer of TLC since February 1996. Prior thereto, from June 1993 to February 1996, Mr. Patterson served as Vice President-Operations for Schneider Logistics, Inc., a provider of transportation and logistics services located in Green Bay, Wisconsin. For the six prior years, Mr. Patterson was the President and principal owner of Pro Drive, Inc., a truck driver recruiting and training firm in Green Bay, Wisconsin. Mr. Patterson is a director of Christiana, a position he will vacate as of the Effective Time.

        Brian L. Brink has been Vice President and Chief Financial Officer of TLC since May 1997. Prior thereto from December 1993 to May 1997, Mr. Brink served as Chief Financial Officer for the Van Eerden Company, a national refrigerated transportation and wholesale food distribution company. From May 1988 to December 1993, Mr. Brink served as Controller of Bil Mar Foods, a division of Sara Lee Company, an international food processor.

        Bernard J. Duroc-Danner joined EVI in May 1987 to initiate the start-up of EVI's oilfield service and equipment business. He was elected President of EVI in January 1990 and Chief Executive Officer in May 1990. In prior years, Mr. Duroc-Danner was with Arthur D. Little Inc., a management consulting firm in Cambridge, Massachusetts. Mr. Duroc-Danner is a director of Parker Drilling Company and Dailey Petroleum Services Corp.

        Ghazi J. Hashem was elected Senior Vice President, Technical Operations of EVI in May 1994 and Vice President, Technical Operations in November 1992. Mr. Hashem previously served as Chairman of the Board of Grant Prideco, Inc., a wholly owned subsidiary of EVI, from May 1992 to November 1992 and as president of Grant Prideco from April 1984 to May 1992.

   Board Committees of the Company

        The Board of Directors has established an Audit Committee, a Compensation and Nominating Committee and a Finance Committee, each consisting of three or more directors.

        The duties of the Audit Committee will be to select and engage independent public accountants to audit the books and records of the Company annually, to review the activities and the reports of the independent public accountants and authorize appropriate action. The Audit Committee will also approve any other services to be performed by and approve the audit fee and other fees payable to the independent public accountants and monitor the internal accounting controls of the Company.
   A majority of the members of the Audit Committee will consist of Independent Directors.

        The duties of the Compensation and Nominating Committee will be to
   (i) provide a general review of the Company's compensation and benefit plans to ensure that they meet the Company's objectives; (ii) to administer the 1998 Plan described below and to grant awards thereunder;
   (iii) to consider and establish the compensation of all officers of the Company and adopt major Company compensation policies and practices;
   (iv) to consider and make recommendations to the Board of Directors regarding the selection and retention of all elected officers of the Company and its subsidiaries; and (v) such other duties assigned by the Board of Directors or the Bylaws of the Company. A majority of the members of the Compensation and Nominating Committee will consist of Independent Directors.

        The duties of the Finance Committee will be to assist the Board of Directors in making financial decisions, which shall include (i) reviewing and approving all investments and capital commitments of the Company not delegated to management pursuant to resolutions adopted by the majority of the entire Board of Directors; (ii) development of financial plans and strategies of the Company; and (iii) such other duties delegated to the Finance Committee by the Board of Directors.

   Executive Compensation

        The Company was incorporated on December 11, 1997. Since its incorporation, the Company has conducted no operations (other than in connection with the Merger and the Acquisition), and has generated no revenue. The Company did not pay any of its executive officers compensation during 1997. The Company anticipates that during 1998 its most highly compensated officers will be William T. Donovan, David J. Lubar and Oyvind Solvang, who will be paid $150,000, $120,000 and $120,000, respectively.

   1998 Equity Incentive Plan

        The 1998 Plan authorizes the granting of: (i) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Code or nonqualified stock options; (ii) stock appreciation rights ("SARs"); (iii) restricted stock; (iv) performance shares; and (v) stock option grants to directors who are not employees of the Company ("Independent Directors"). The 1998 Plan is designed to provide the Compensation and Nominating Committee with broad flexibility and discretion to deal with the ever changing executive compensation environment. In general, the terms and conditions of key employee awards under the 1998 Plan will be left to the discretion of the Compensation and Nominating Committee. This will allow the Compensation and Nominating Committee to structure varying incentive compensation awards from time to time in order to best achieve the purposes of the 1998 Plan. The 1998 Plan provides that up to a total of 520,000 shares of Common Stock will be available for issuance pursuant to the granting of awards thereunder, with no more than 50,000 shares issuable as restricted stock.

        As of the date of the Prospectus, no awards have been granted under the 1998 Plan, except automatic grants to Independent Directors on the effective date of this Offering, as described under "Director
   Compensation" below.

   Director Compensation

        The directors of the Company will receive no compensation for service as members of either the Board of Directors or committees thereof other than option grants pursuant to 1998 Plan. Effective after this Offering, Independent Directors will be entitled to reimbursement of out-of-pocket expenses.

        In addition, under the 1998 Plan, on the effective date of this Offering, each then serving Independent Director will be granted non-qualified stock options under the 1998 Plan to purchase ______ shares of Common Stock at a per share exercise price equal to the $4.00 per share. Each new Independent Director joining the Board of Directors after the Offering will receive an initial non-qualified stock option to purchase _______ shares of Common Stock exercisable at the closing sale price of the Common Stock on the date of grant. Each Independent Director's initial option grant will vest ratably over an approximate five-year period, provided that the Independent Director continues to serve as a member of the Board of Directors at the end of each vesting period with respect to the increment then vesting. The 1998 Plan also provides that, beginning with the 1998 annual shareholders meeting and for each annual meeting thereafter, each then serving and continuing Independent Director will receive an additional non-qualified stock option to purchase ______ shares of Common Stock at an exercise price equal to the closing sale price of the Common Stock on the date of grant. These annual option grants will vest in full within six months from the date of grant. Notwithstanding the aforementioned vesting provisions, all outstanding options granted to Independent Directors under the 1998 Plan will vest immediately upon a "change in control," or the director's death or disability. All options granted to Independent Directors under the 1998 Plan will expire upon the earlier to occur of five years from the grant date or one year from the Independent Director ceasing to hold such position.


                              CERTAIN TRANSACTIONS

        Pursuant to the Merger, each share of Christiana Common Stock as of the Effective Time will be converted into the right to receive
   (i) approximately .74193 of a share of EVI Common Stock subject to certain adjustments based on the number of shares of Christiana Common Stock outstanding at the Effective Time; (ii) cash of approximately $3.50 per share of Christiana Common Stock, subject to adjustment based on the amount of certain Christiana liabilities existing as of the Effective Time; and (iii) a contingent cash payment of approximately $1.92 payable to the shareholders of record following the fifth anniversary of the Effective Time, subject to any indemnity claims by EVI under the Merger Agreement. For more information concerning the terms and conditions of the Merger, potential investors are urged to read carefully the Merger Proxy Statement.

        The directors and officers of the Company beneficially own shares of Christiana Common Stock (including shares of Common Stock subject to options) in the following amounts:


                                      SHARES OF CHRISTIANA COMMON
             NAME                 STOCK BENEFICIALLY OWNED

        Sheldon B. Lubar                          968,615(1)
        Albert O. Nicholas                        310,700
        David J. Lubar                            427,403
        Nicholas F. Brady                         200,000
        William T. Donovan                        178,532

   ____________________
   (1) Includes 433,705 shares owned by Mr. Lubar's wife and 91,205 shares held in trusts for the benefit of Mr. Lubar's grandchildren for which Mr. Lubar serves as trustee.

        Sheldon B. Lubar's three daughters, Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang (the wife of Oyvind Solvang, a Vice President of the Company), own 448,551, 430,478 and 442,953 shares of Christiana Common Stock, respectively.

        In connection with the Merger and the Acquisition, Sheldon B. Lubar entered into a letter agreement with the Company in which the Company and Mr. Lubar agreed (i) that all Christiana Shareholders would have the right to purchase at least the same percentage ownership in the Company as such Christiana Shareholder has in Christiana immediately prior to the Effective Time and at the same price per share as each of the Lubar Family and (ii) that Mr. Lubar and the remainder of the Lubar Family would exercise their Basic Subscription Privilege in full to ensure that the met proceeds of the Offering to the Company will be at least $10,666,667.

        The Lubar Family, Lubar & Co. and Venture Capital Fund, L.P., a fund managed by Lubar & Co., and William T. Donovan own 5.3%, 0.8%, 6.0% and 0.7%, respectively, of Emmpak Foods, Inc., a customer of TLC. During fiscal 1997, Emmpak Foods, Inc. accounted for approximately $2.1 million in gross revenue for TLC. David J. Lubar serves on the board of directors of Emmpak Foods, Inc.


                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company, after giving effect to the Merger and this Offering, by (i) each of the Company's directors; (ii) each of the Company's executive officers; (iii) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (iv) all Company's executive officers and directors as a group.

                                   Number of Shares
                                     Beneficially        Shares Beneficially
                                    Owned Prior to           Owned After
                                       Offering                Offering

    Name                      Number      Percent         Number    Percent
    William T. Donovan          --           --             (1)       (1)
    David J. Lubar(2)           --           --             (1)       (1)
    Oyvind Solvang              --           --             (1)       (1)
    David E. Beckwith           --           --             (1)       (1)
    Nicholas F. Brady           --           --             (1)       (1)
    Sheldon B. Lubar               25         100%          (1)       (1)
    Albert O. Nicholas          --           --             (1)       (1)
    Joan P. Lubar(2)            --           --             (1)       (1)
    Kristine L. Thomson(2)      --           --             (1)       (1)
    Susan L. Solvang(2)         --           --             (1)       (1)
    All directors and
    executive officers as a
    group (seven persons):         25         100%          (1)       (1)


   _______________

   *  Less than one percent.

   (1) To be determined following the amount of shares purchased by Christiana Shareholders and the above named individuals pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege. The Lubar Family (which includes Sheldon B. Lubar, David
        J. Lubar, Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang) has committed pursuant to an agreement between the Company and 6Sheldon B. Lubar, dated December 24, 1997, and certain related agreements, to exercise their Basic Subscription Privileges in full to generate proceeds from the Offering of at least $10,666,667, after expenses estimated to be $170,000.

   (2) David J. Lubar is the son of Sheldon B. Lubar and Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang are daughters of Sheldon B. Lubar.

                          DESCRIPTION OF CAPITAL STOCK

        Upon consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of undesignated preferred stock, $.01 par value. Upon consummation of the Offering, 5,202,689 shares of Common Stock and no shares of preferred stock will be issued and outstanding, assuming the maximum number of shares of Common Stock offered hereby are sold.

        The following summary description of the Common Stock and preferred stock is subject to, and qualified in its entirety by, the provisions of the Amended and Restated Articles of Incorporation and Amended and Restated By-laws which are included as exhibits to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.
   Common Stock

        After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, the Common Stock is entitled to such dividends as may be declared from time to time by the Board of Directors in accordance with applicable law. For certain restrictions on the ability of the Company to declare dividends, see "Dividend Policy."

        Except as may be determined by the Board of Directors of the Company with respect to any series of preferred stock, only the holders of Common Stock shall be entitled to vote for the election of directors of the Company and on all other matters. Upon any such vote the holders of Common Stock will be entitled to one vote for each share of Common Stock held by them subject to any applicable law. Cumulative voting is not permitted.

        All shares of Common Stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Except as the Board of Directors may in its discretion otherwise determine, holders of Common Stock have no preemptive rights to subscribe for or purchase shares of the Company. There are no conversion rights or sinking fund or redemption provisions applicable to the Common Stock. The Common Stock to be outstanding upon completion of the Offering will be fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")).

        The transfer agent for the Common Stock is Firstar Trust Company.

   Preferred Stock

        The Company's Amended and Restated Articles of Incorporation will provide that the Board of Directors has the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue any shares of preferred stock.

   Certain Anti-Takeover and Indemnification Provisions

        By-law Provisions

        The Company's Amended and Restated By-laws provide that a Special Meeting may be called only by (i) the Chairman of the Board, (ii) the President, or (iii) the Board of Directors and shall be called by the Chairman of the Board or the President upon the demand of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

        The Amended and Restated By-laws provide that the directors and executive officers of the Company shall be indemnified to the fullest extent permitted by the WBCL against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding arising out of their status as directors and executive officers.

        The foregoing provisions and the prohibitions set forth in the WBCL could have the effect of delaying, deferring or preventing a change in control or the removal of existing management of the Company.

        Statutory Provisions

        Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as the Company, held by any person or persons acting as a group that hold in excess of 20% of the voting power for the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 (the "Wisconsin Business Combination Statute") of the WBCL contain certain limitations and special voting provisions applicable to "business combinations" between a Wisconsin corporation and an "interested shareholder." The term "business combination" is defined for purposes of the Wisconsin Business Combination Statute to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested shareholder." An "interested shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the Board of Directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested shareholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the Board of Directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.

        Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting certain fair price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined, for purposes of Sections 180.1130 to 180.1133 of the WBCL, to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

        Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or (ii) sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have the provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price.


                         SHARES ELIGIBLE FOR FUTURE SALE

        After the Offering, assuming the issuance of 5,202,664 shares of Common Stock, the Company will have outstanding 5,202,689 shares of Common Stock. The 5,202,664 shares of Common Stock to be sold in this Offering will be freely tradeable without restriction unless acquired by affiliates of the Company. All but the 25 shares of Common Stock issued to Sheldon
   B. Lubar in connection with the Company's initial capitalization were registered in the Offering. The registered shares held by affiliates are hereinafter referred to as "Control Shares" and the 25 unregistered shares held by Sheldon B. Lubar are hereinafter referred to as "Restricted Shares." The Restricted Shares may be resold only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act.

        With respect to Restricted Shares, under Rule 144 as currently in effect, if one year has elapsed (the "Waiting Period") since the later of the date of the acquisition of Restricted Shares from either the Company or any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after consummation of the Offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of Restricted Shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.
   Affiliates, will also be able to sell their Control Shares pursuant to the Rule 144 exemption, except that the Waiting Period will not apply.

                                  LEGAL MATTERS

        The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

        The audited financial statements of the Company and TLC appearing in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

        After the consummation of the Offering, the Company will be subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. The Registration Statement, as well as any such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by its independent auditors.

        Christiana and EVI have filed the Merger Proxy Statement under
   Section 14(a) of the Exchange Act, with respect to the Merger and certain other matters. Christiana and EVI are subject to the information requirements of the Exchange Act and in accordance therewith, have filed reports and information with the Commission in accordance with the Commission's rules, which reports and information may be obtained as described above.

        The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.


                         INDEX TO FINANCIAL STATEMENTS

                                                                         Page

   C2, INC. FINANCIAL STATEMENTS:
        Report of Independent Public Accountants . . . . . . . . . . .    F-2

        Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . .    F-3

        Notes to Balance Sheet . . . . . . . . . . . . . . . . . . . .    F-4

   TLC FINANCIAL STATEMENTS

        Report of Independent Public Accountants . . . . . . . . . . .    F-6

        Balance Sheets as of June 30, 1997 and 1996  . . . . . . . . .    F-7

        Statements of Earnings for the years
         ended June 30, 1997, 1996 and 1995  . . . . . . . . . . . . .    F-8

        Statements of Equity for the years
         ended June 30, 1997, 1996 and 1995  . . . . . . . . . . . . .    F-9

        Statements of Cash Flows for the years
         ended June 30, 1997, 1996 and 1995  . . . . . . . . . . . . .   F-10

        Notes to Financial Statements  . . . . . . . . . . . . . . . .   F-11

        Condensed Balance Sheets as of December 31,
         1997 and June 30, 1997 (unaudited)  . . . . . . . . . . . . .   F-16

        Condensed Statements of Earnings for the
         three months ended December 31, 1997
         (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . .  F17

        Condensed Statements of Earnings for the
         six months ended December 31, 1997 and
         1996 (unaudited)  . . . . . . . . . . . . . . . . . . . . . .   F-18

        Condensed Statements of Cash Flows for the
         six months ended December 31, 1997 and
         1996 (unaudited)  . . . . . . . . . . . . . . . . . . . . . .   F-19

        Notes to Condensed Financial Statements
         (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . .   F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




   To the Board of Directors
   and Shareholder of C2, Inc.

   We have audited the accompanying balance sheet of C2, Inc. (a Wisconsin corporation), as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of C2, Inc. as of December 31, 1997, in conformity with generally accepted accounting principles.

                                 ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin
   January 6, 1998

                                    C2, Inc.
                                  Balance Sheet
                             As of December 31, 1997


    ASSETS:
      Due from Shareholder for common stock
        subscribed                                        $  100
                                                          ------
      Total assets                                        $  100
                                                          ======
    LIABILITIES AND SHAREHOLDER'S EQUITY:
      Total liabilities                                    $   -

    SHAREHOLDER'S EQUITY:
      Preferred stock, $.01 par, 10,000,000
        shares authorized, none issued or
        outstanding                                            -
      Common stock, $.01 par, 50,000,000 shares
        authorized, 25 shares issued and
        outstanding                                            -
      Additional paid-in capital                             100
                                                           -----
        Total shareholder's equity                           100
                                                           -----
          Total liabilities and shareholder's
          equity                                          $  100
                                                           =====






       The accompanying notes are an integral part of this balance sheet.

                                    C2, Inc.
                             Notes to Balance Sheet


   A.   Business and Organization:

   C2, Inc. (the "Company") was organized in December 1997, for the purposes of acquiring a two-thirds interest in Total Logistic Control, LLC ("TLC"), a transportation, warehousing and logistics company (the "Acquisition"). The Company intends to complete an initial public offering of up to 5,202,664 shares of its common stock (the "Offering") and utilize the proceeds to fund the Acquisition and for future operations. There is no assurance the Acquisition will be completed and that the Company will be able to generate future operating revenues.

   The Company's assets as of December 31, 1997 consist exclusively of an amount due from the sole shareholder pertaining to the initial capitalization of the Company. The Company has not conducted any operations and all activities to date have related to the Acquisition and the Offering. Accordingly, statements of operations, changes in shareholder's equity and cash flows would not provide meaningful information and have been omitted.

   B.   Shareholder's Equity:

   In connection with its organization and initial capitalization, the Company issued 25 shares of common stock for $100.

   C.   Commitments and Contingencies:

   On December 12, 1997, the Company entered into a Purchase Agreement (the "Agreement") to acquire from Christiana Companies, Inc. ("Christiana")
   666.667 Membership Units (two-thirds) of TLC for cash consideration of $10,667,000. The Acquisition is contingent upon the consummation of the merger between Christiana and EVI, Inc. discussed elsewhere in this Prospectus.

   Under the Agreement, the company agreed to indemnify Christiana for certain liabilities of Christiana. Christiana further has the right to require the Company to purchase all of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million. See "The Purchase Agreement" included elsewhere in the Prospectus.

   D.   Stock Options

   The Company's shareholder has approved the 1998 Equity Incentive Plan (the "1998 Plan") under which a total of 520,000 shares of Common Stock are reserved for awards to officers, directors and key employees as stock options, stock appreciation rights, restricted stock and performance shares. As of December 31, 1997, no awards have been granted under the 1998 Plan.

   E. Events Subsequent to Date of Report of Independent Public Accountants (Unaudited):

   (1) Subsequent to December 31, 1997, the Company has incurred various legal and professional fees associated with the Acquisition and the Offering. On February 10, 1998, the Company filed a Registration Statement on Form S-1 for the sale of its common stock. See "Risk Factors" included elsewhere in this Prospectus.

   (2) Subsequent to December 31, 1997, the Company amended its Articles of Incorporation to change the par value of its Common Stock from $1.00 to $.01, increase the number of common shares authorized from 9,000 to 50,000,000 and authorize 10,000,000 shares of $.01 par value preferred stock. The impact of this amendment resulted only in a reclassification of amounts within the Company's shareholder equity accounts. The balance sheet as of December 31, 1997 has been restated to reflect the impact of this amendment.


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Members of Total Logistic Control, LLC:

   We have audited the accompanying balance sheets of Total Logistic Control, LLC (a Delaware limited liability company and wholly owned subsidiary of Christiana Companies, Inc.) as of June 30, 1997 and 1996, and the related statements of earnings, equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidencing supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Logistic Control, LLC as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 1997, in conformity with generally accepted accounting principles.



                                      ARTHUR ANDERSEN LLP



   Milwaukee, Wisconsin
   August 1, 1997



                           TOTAL LOGISTIC CONTROL, LLC

                                 BALANCE SHEETS
                                  AS OF JUNE 30
    ASSETS                                         1997             1996
      CURRENT ASSETS:
        Cash and cash equivalents            $   224,000     $     29,000
        Accounts receivable, less allowance
          for uncollectable accounts           7,552,000        8,017,000
        Inventories                              273,000          439,000
        Prepaids and other assets                259,000        1,202,000
                                               ---------        ---------
          Total current assets                 8,308,000        9,687,000

      LONG-TERM ASSETS:
        Fixed assets, net                     75,501,000       81,272,000
        Goodwill                               5,592,000        5,749,000
        Other assets                             739,000        1,215,000
                                              ----------       ----------
          Total long-term assets              81,832,000       88,236,000
                                              ----------       ----------
            Total assets                    $ 90,140,000     $ 97,923,000
                                              ==========       ==========
    LIABILITIES AND MEMBER'S EQUITY
      CURRENT LIABILITIES:
        Short-term debt                                -    $   1,354,000
        Current maturities of long-term debt  $1,245,000        1,595,000
        Accounts payable                       2,868,000        5,298,000
        Accrued liabilities                    3,056,000        2,768,000
                                              ----------       ----------
          Total current liabilities            7,169,000       11,015,000

      DUE TO PARENT COMPANY                    3,000,000        3,295,000

      LONG-TERM LIABILITIES:
        Long-term debt                        36,149,000       41,427,000
        Deferred income taxes                          -       10,528,000
        Other liabilities                        361,000          378,000
                                              ----------       ----------
          Total long-term liabilities         36,510,000       52,333,000
                                              ----------       ----------
          Total liabilities                   46,679,000       66,643,000
                                              ----------       ----------
      TOTAL MEMBER'S EQUITY                   43,461,000       31,280,000

        Total liabilities and member's
         equity                              $90,140,000      $97,923,000
                                              ==========       ==========



      The accompanying notes are an integral part of these balance sheets.

                           TOTAL LOGISTIC CONTROL, LLC
                             STATEMENTS OF EARNINGS
                           FOR THE YEARS ENDED JUNE 30

                                         1997          1996         1995
    REVENUES:
      Warehousing and logistic
        services                    $84,208,000   $76,976,000  $71,029,000

    OPERATING EXPENSES:
      Warehousing and logistic
        expenses                     70,973,000    64,956,000   56,889,000
      Selling, general and
        administrative expenses       6,924,000     6,331,000    6,585,000
                                     ----------    ----------   ----------
                                     77,897,000    71,287,000   63,474,000
                                     ----------    ----------   ----------
    Earnings from operations          6,311,000     5,689,000    7,555,000

    OTHER INCOME (EXPENSES):
      Interest expense               (3,216,000)   (3,176,000)  (3,378,000)
      Gain (Loss) on disposal of
        assets                       (1,036,000)      206,000      130,000
      Other expense, net               (354,000)     (108,000)     (21,000)
                                     ----------    ----------   ----------
                                     (4,606,000)   (3,078,000)  (3,269,000)
                                     ----------    ----------   ----------
    NET EARNINGS BEFORE INCOME
     TAXES                            1,705,000     2,611,000    4,286,000

    PROVISION FOR INCOME TAXES          695,000     1,075,000    1,724,000

    ADJUSTMENT OF DEFERRED INCOME
      TAXES RESULTING FROM A CHANGE
      IN TAX STATUS                  11,171,000             -            -
                                     ----------    ----------   ----------
    NET EARNINGS                    $12,181,000   $ 1,536,000  $ 2,562,000
                                     ==========    ==========   ==========
    NET EARNINGS PER MEMBERSHIP
      UNIT                          $    12,181   $     1,536  $     2,562
                                     ==========    ==========   ==========
    WEIGHTED AVERAGE MEMBERSHIP
      UNITS OUTSTANDING                   1,000         1,000        1,000
                                     ==========    ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                           TOTAL LOGISTIC CONTROL, LLC
                              STATEMENTS OF EQUITY
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995


                                   Membership           Member's
                                     Units               Equity

    Balance, June 30, 1994           1,000           $27,182,000

    Net earnings                         -             2,562,000
                                   -------            ----------
    Balance, June 30, 1995           1,000            29,744,000

    Net earnings                         -             1,536,000
                                   -------            ----------
    Balance, June 30, 1996           1,000            31,280,000

    Net earnings                         -            12,181,000
                                   -------            ----------
    Balance, June 30, 1997           1,000           $43,461,000
                                   =======            ==========


   The accompanying notes are an integral part of these financial statements.

                           TOTAL LOGISTIC CONTROL, LLC
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED JUNE 30, 1997,1996 AND 1995

                                          1997          1996         1995

    CASH FLOWS FROM OPERATING
    ACTIVITIES:
    Net earnings                     $12,181,000    $1,536,000  $2,562,000
    Adjustments to Reconcile Net
      Earnings to Net Cash Provided
      by Operating Activities:
      Depreciation and amortization    7,186,000     6,971,000   6,684,000
      (Gain) loss on disposal of
       assets                          1,036,000      (206,000)   (130,000)
      Deferred income tax provision    1,023,000       746,000   1,400,000
      Adjustment of deferred income
       taxes resulting from a change
       in tax status                 (11,171,000)            -           -
    Changes in Assets and
     Liabilities:
      (Increase) decrease in
        accounts receivable              465,000      (404,000)   (401,000)
      (Increase) decrease in
        inventories                      166,000      (191,000)    163,000
      (Increase) decrease of
        prepaids and other assets        668,000       564,000    (998,000)
      Increase (decrease) in
        accounts payable and
        accrued liabilities           (2,260,000)    2,027,000     900,000
                                      ----------    ----------  ----------
      Net cash provided by operating
        activities                     9,294,000    11,043,000  10,180,000

    CASH FLOWS FROM INVESTING
     ACTIVITIES:
      Purchase of fixed assets        (3,294,000)  (17,646,000) (7,522,000)
      Proceeds from sale of fixed
       assets                          1,472,000     1,384,000     406,000
                                      ----------    ----------  ----------
        Net cash used in investing
         activities                   (1,822,000)  (16,262,000) (7,116,000)

    CASH FLOWS FROM FINANCING
     ACTIVITIES:
      Borrowings (payments) on line
       of credit, net                 (1,354,000)     (490,000)    501,000
      Proceeds from issuance of
       long-term debt                          -     9,011,000   4,125,000
      Payment of amounts due to
       parent                           (295,000)            -           -
      Payment of long-term debt       (5,628,000)   (3,638,000) (7,873,000)
                                      ----------    ----------  ----------
        Net cash provided by (used
         in) financing activities     (7,277,000)    4,883,000  (3,247,000)

    NET INCREASE (DECREASE) IN CASH
     AND CASH EQUIVALENTS                195,000      (336,000)   (183,000)

    BEGINNING CASH AND CASH
     EQUIVALENTS, JULY 1                  29,000       365,000     548,000
                                       ---------    ----------  ----------
    ENDING CASH AND CASH
     EQUIVALENTS, JUNE 30            $   224,000     $  29,000  $  365,000
                                       =========    ==========  ==========
    Supplemental Disclosures of Cash
     Flow Information
      Interest paid                  $ 3,000,000    $3,046,000  $3,148,000
      Amounts paid to Parent for
       income taxes                      300,000       279,000     201,000


   The accompanying notes are an integral part of these financial statements.

                           TOTAL LOGISTIC CONTROL, LLC
                          NOTES TO FINANCIAL STATEMENTS


   A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Description of Business: Total Logistic Control, LLC ("TLC") is a wholly owned subsidiary of Christiana Companies, Inc. ("Christiana"). TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("Total Logistic"), both former wholly owned subsidiaries of Christiana. The accompanying financial statements have been restated to reflect this combination for all periods presented. The June 30, 1997 and 1996 balance sheets reflect the consolidated results of TLC and combined results of Wiscold and Total Logistic, respectively. The fiscal 1997, 1996 and 1995 statements of earnings, equity and cash flows reflect the combined operations of Wiscold and Total Logistic. All material intercompany transactions have been eliminated. TLC operates in one industry segment providing fully integrated third-party logistic services, including warehousing, distribution and transportation services in both refrigerated and non-refrigerated facilities predominantly in the Midwest United States.

        Revenue Recognition: Transportation revenue is recognized when the goods are delivered to the customer. Warehousing revenue is recognized as services are provided. Costs and related expenses are recorded as incurred.

        Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Accounts Receivable: Accounts receivable are presented net of an allowance for uncollectable accounts of $223,000 and $253,000 at June 30, 1997 and 1996, respectively. The provision for bad debts was $123,000 and $227,000 for the years ended June 30, 1997 and 1996, respectively.

        Inventories: Inventories consist predominately of transportation equipment repair parts. These items are carried at their lower of FIFO (first-in, first-out) cost or market value.

        Fixed Assets: Fixed assets are carried at cost less accumulated depreciation, which is computed using both straight-line and accelerated methods for financial reporting purposes. The cost of major renewals and improvements are capitalized; repair and maintenance costs are expensed as incurred. Tires related to new equipment are included in the capitalized equipment lost and depreciated using the same methods as equipment. Replacement tires are expenses when placed in service. A summary of the cost of fixed assets, accumulated depreciation and the estimated useful lives for financial reporting purposes is as follows:

                                                               Estimated
                                                                 Useful
                                     1997           1996         Lives

    Land                          $ 3,380,000    $ 3,416,000            -
    Machinery and equipment        52,816,000     54,047,000    5-7 years
    Buildings and improvements     41,534,000     41,394,000  30-32 years
    Construction in progress          451,000         12,000            -
    Less: Accumulated
     depreciation                 (22,680,000)   (17,597,000)
                                   ----------     ----------
                                  $75,501,000   $ 81,272,000
                                   ==========     ==========


        Goodwill: Goodwill is amortized on a straight-line basis over 40 years ($157,000 in both 1997 and 1996). The accumulated amortization at June 30, 1997 and 1996 was $566,000 and $409,000,
        respectively. TLC continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, TLC uses an estimate of the undiscounted cash flows over the remaining life of the goodwill measuring whether the goodwill is recoverable.

        Cash and Cash Equivalents: TLC considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents.

        Earnings Per Membership Unit: Earnings per Membership Unit have been computed based on the weighted number of units as if the units had been outstanding for all periods presented.

        Derivatives: Derivative financial instruments have been used by TLC to manage its interest rate exposure on certain debt instruments. Amounts to be received or paid under interest rate swap agreements are recognized as interest income or expense in the periods which they accrue. If interest rate swap agreements are terminated due to the underlying debt being extinguished, any resulting gain or loss is recognized as interest income or expense at the time of termination.

        Long-lived assets: During fiscal 1997, TLC adopted statement of Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Live-Lived Assets and Assets to be Disposed of." Adoption of this standard did not have a material impact on the Company's financial position or results of operations.

   B.   RELATED PARTY TRANSACTIONS:

        As of June 30, 1997 and 1996, TLC had amounts due to Christiana of $3,000,000 and $3,295,000, respectively. As of June 30, 1997 and
        1996, $3,000,000 of the outstanding balance was a note payable to Christiana that bears interest at a rate of 8.0% per annum. Related party interest expense was $240,000 for fiscal 1997, 1996 and 1995. TLC charges Christiana a management fee related to certain administrative services rendered by TLC on behalf of Christiana. The amount of this management fee was $240,000 for fiscal 1997, 1996 and 1995 and is reflected as a reduction to selling, general and administrative expenses in the statement of earnings. The amount of services rendered by Christiana on behalf of TLC for fiscal 1997, 1996 and 1995 are not material.

   C.   INDEBTEDNESS:

        The following is a summary of indebtedness as of June 30, 1997 and 1996:

                                           1997                  1996

    Revolving credit agreement          $31,248,000          $35,248,000
    Line of credit                                -            1,354,000
    Notes payable                         4,382,000            6,010,000
    Subordinated Note                     1,764,000            1,764,000
                                         ----------           ----------
                                         37,394,000           44,376,000
                                         ----------           ----------
    Less:   Current portion of
            long-term debt               (1,245,000)          (1,595,000)
         Line of credit                           -           (1,354,000)
                                         ----------           ----------
    Long-term debt                      $36,149,000          $41,427,000
                                         ==========           ==========

        TLC has a revolving credit agreement that provides for borrowings at June 30, 1997 up to $40,000,000. Borrowings under this agreement mature on March 31, 2001 and bear interest, payable monthly at either LIBOR plus 125 basis points, or a floating rate at the bank's prime rate (6.7% at June 30, 1997) and are unsecured. At June 30, 1996, TLC's borrowings under the original revolving credit agreement were priced at LIBOR plus 175 basis points or prime (7.1% at June 30, 1996) and were secured by TLC's assets. The revolving credit agreement requires, among other things, that defined levels of net worth and debt service coverage be maintained and restricts certain activities including limitation on new indebtedness and the disposition of assets. No compensating balances are required under the terms of this credit facility.

        On September 15, 1992, TLC entered into an interest rate swap agreement with three commercial banks which expires on December 15, 1997. As of June 30, 1997, $12,650,000 of outstanding debt was subject to the swap agreement. The agreement effectively fixes the interest rate payable by TLC on this portion of the debt at 5.3% plus an interest rate spread determined by TLC's leverage ratio. As of June 30, 1997, the effective rate of this outstanding debt was 6.55%. Under the swap agreement, TLC is exposed to credit risk only in the event of non-performance by the commercial banks, which is not anticipated.

        TLC has a bank line of credit which permits borrowings up to $5,000,000. Borrowings bear interest at either LIBOR plus 200 basis points, or the bank's prime rate, at TLC's option (7.69% and 7.48% at June 30, 1997 and 1996, respectively), and are secured by certain accounts receivable. Notes payable relate to specific equipment purchases, primarily transportation and material handling equipment and a new distribution facility, and are secured by certain assets of TLC. These notes bear interest on both fixed and floating terms ranging from 6.375% to 9.37%. No compensating balances are required under the terms of these credit arrangements. TLC's subordinated note bears interest at 8% and is guaranteed by the Parent.

        Future maturities of consolidated indebtedness are as follows:

                       Year Ended
                        June 30                 Total

                          1998                $ 1,245,000
                          1996                  4,078,000
                          2000                  5,193,000
                          2001                 25,150,000
                          2002                  1,728,000
                       Thereafter                       -

        The weighted average interest rate paid on short-term borrowings was 7.46% and 8.21% for fiscal 1997 and 1996, respectively. The carrying value of TLC's debt approximates fair value. The carrying amount of TLC's floating rate debt was assumed to approximate its fair value. The fair value of TLC's fixed-rate, long-term notes payable was based on the market value of debt with similar maturities and interst rates. The fixed-rate subordinated note that was given to a former owner of TLC was negotiated in the overall context of the acquisition. TLC believes it is impracticable to obtain the current fair value of this note because of the excessive costs that would have to be incurred to obtain this information.

   D.   INCOME TAXES:

        TLC is included in the consolidated income tax return of Christiana. The amounts reflected in the financial statements are as if TLC was filing on a stand alone basis. Income taxes paid as shown in the statement of cash flows represents combined cash payments made to Christiana by TLC.

        Effective June 30, 1997, TLC converted from a C-Corporation to a Limited Liability Company. For purposes of taxation, all earnings of TLC are "passed through" to its members and taxed at the member level. As TLC is no longer a taxable entity at June 30, 1997, all deferred taxes of TLC have been removed from the balance sheet. The removal of these deferred taxes due to TLC's change in tax status resulted in an increase to earnings of $11,171,000 during fiscal 1997. The $695,000 provision for income taxes for fiscal 1997 represents the combined Federal and state income tax provision for the period during the fiscal year that TLC was a C-Corporation.

                                      Year Ended June 30
                            1997              1996             1995
    Current:
      Federal              $(279,000)         $280,000         $275,000
      State                  (49,000)           49,000           49,000
    Deferred               1,023,000           746,000        1,400,000
                           ---------         ---------        ---------
                          $  695,000        $1,075,000       $1,724,000
                           =========         =========        =========

   In the event that TLC was a taxable entity, a net deferred tax liability of $11,171,000 as of June 30, 1997 would have been recorded on the balance sheet. The components are as follows:

                                              1997               1996
    Deferred tax assets:
      Alternative minimum tax                        -         $1,255,000
      Accrued expenses                      $  399,000            358,000
      Book over tax amortization               584,000            480,000
      Deferred revenue                         197,000            201,000
                                            ----------         ----------
         Total deferred tax asset           $1,180,000         $2,294,000
                                            ==========         ==========
    Deferred tax liabilities:
      Tax over book depreciation            $7,838,000         $7,183,000
      Condemnation proceeds                  4,513,000          5,259,000
                                            ----------         ----------
         Total deferred tax liability      $12,351,000        $12,442,000
                                            ==========         ==========


        A reconciliation of the statutory Federal income tax rate to TLC's effective tax rate is as follows:

                                              Year ended June 30
                                           1997      1996       1995

    Statutory Federal income tax rate       34%       34%       34%
      Increase in taxes resulting from
        State income tax, net                 5         5         6
      Other, net                              2         2        --
                                          -----     -----     -----
                                            41%       41%       40%
                                          =====     =====     =====

   E.   EMPLOYEE BENEFIT PLANS:

        TLC has two 401(k) plans covering substantially all employees. The expense incurred by TLC related to these plans is not material. TLC does not provide post employment medical or insurance benefits.

   F.   COMMITMENTS:

        TLC has operating leases for warehousing and office facilities along with certain transportation equipment. Rental expense under these leases was $7,213,000, $5,479,000 and $5,100,000 in fiscal 1997, 1996 and 1995, respectively. At June 30, 1997, future minimum lease payments under these operating leases are as follows:

                          Year Ended
                           June 30              Amount

                             1998              $5,800,000
                             1999               4,513,000
                             2000               3,982,000
                             2001               2,993,000
                             2002               2,274,000
                          Thereafter           11,976,000

   G. Events Subsequent to Date of Report of Independent Public Accountants (Unaudited):

        On December 12, 1997, Christiana, the parent of TLC, entered into an agreement and plan of merger with EVI, Inc. At or prior to the completion of the merger:

        (1) TLC will declare and pay a $20,000,000 dividend to Christiana which will be financed by a new $65,000,000 revolving credit facility which will bear interest at a floating rate of LIBOR plus 225 basis points, mature on April 15, 2003, and be secured by substantially all of the assets of TLC.

        (2) Christiana will sell 666.667 Membership Units (two-thirds) of TLC to C2, Inc. (a newly formed corporation) for $10,667,000.

        (3) TLC will agree to indemnify Christiana for certain liabilities of Christiana. See "The Purchase Agreement" included elsewhere in this prospectus.

                           TOTAL LOGISTIC CONTROL, LLC
                      CONDENSED BALANCE SHEETS (UNAUDITED)
                    AS OF DECEMBER 31, 1997 AND JUNE 30, 1997


                                          December 31,
                                              1997          June 30, 1997
    ASSETS
      CURRENT ASSETS:
      Cash and cash equivalents             $388,000          $224,000
      Accounts receivable, net             9,258,000         7,552,000
      Inventories, prepaids and other
        assets                               936,000           532,000
                                          ----------        ----------
         Total current assets             10,582,000         8,308,000

      LONG-TERM ASSETS:
      Fixed assets, net                   73,261,000        75,501,000
      Goodwill                             5,514,000         5,592,000
      Other assets                            77,000           739,000
                                          ----------        ----------
         Total long-term assets           78,852,000        81,832,000
                                          ----------        ----------
         Total assets                    $89,434,000       $90,140,000
                                          ==========        ==========
    LIABILITIES AND MEMBER'S EQUITY
      CURRENT LIABILITIES:
      Current maturities of long-term
       debt                               $1,245,000        $1,245,000
      Accounts payable                     4,684,000         2,868,000
      Accrued liabilities                  3,699,000         3,056,000
                                           ---------         ---------
         Total current liabilities         9,628,000         7,169,000

      DUE TO PARENT COMPANY                3,000,000         3,000,000

      LONG-TERM LIABILITIES:
      Long-term debt                      33,617,000        36,149,000
      Other liabilities                      350,000           361,000
                                          ----------        ----------
         Total long-term liabilities      33,967,000        36,510,000
                                          ----------        ----------
         Total liabilities                46,595,000        46,679,000
                                          ----------        ----------
      MEMBER'S EQUITY                     42,839,000        43,461,000
                                          ----------        ----------
         Total liabilities and member's
          equity                         $89,434,000       $90,140,000
                                          ==========        ==========



     The accompanying notes are an integral part of these condensed balance sheets.

                           TOTAL LOGISTIC CONTROL, LLC
                        CONDENSED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1997

                                                  1997              1996
    REVENUES:
      Warehousing and logistic services      $23,667,000       $20,341,000

    OPERATING EXPENSES:
      Warehousing and logistic expenses       20,115,000        16,612,000
      Selling, general and administrative
         expenses                              1,791,000         1,856,000
                                              ----------        ----------
                                              21,906,000        18,468,000
                                              ----------        ----------
      Earnings from operations                 1,761,000         1,873,000

    OTHER INCOME (EXPENSES):
      Interest expense                          (787,000)         (819,000)
      Loss on disposal of assets                       -        (1,086,000)
      Other expense, net                        (133,000)         (283,000)
                                              ----------        ----------
                                                (920,000)       (2,188,000)
                                              ----------        ----------
    NET EARNINGS (LOSS) BEFORE INCOME TAXES      841,000          (315,000)

    BENEFIT FROM INCOME TAXES                          -          (128,000)
                                              ----------        ----------
    NET EARNINGS (LOSS)                     $    841,000      $   (187,000)
                                              ==========        ==========
    BASIC AND DILUTED NET EARNINGS (LOSS)
     PER MEMBERSHIP UNIT                    $        841      $       (187)
                                              ==========        ==========
    WEIGHTED AVERAGE MEMBERSHIP UNITS
     OUTSTANDING                                   1,000             1,000
                                              ==========        ==========



   The accompanying notes are an integral part of these condensed statements.

                           TOTAL LOGISTIC CONTROL, LLC
                        CONDENSED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
               FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                                   1997             1996
    REVENUES:
      Warehousing and logistic services        $46,714,000      $40,821,000

    OPERATING EXPENSES:
      Warehousing and logistic expenses         39,316,000       33,913,000
      Selling, general and administrative
         expenses                                3,750,000        3,272,000
                                                ----------       ----------
                                                43,066,000       37,185,000
                                                ----------       ----------
      Earnings from operations                   3,648,000        3,636,000

    OTHER INCOME (EXPENSES):
      Interest expense                          (1,560,000)      (1,703,000)
      Loss on disposal of assets                         -       (1,086,000)
      Other expense, net                          (384,000)        (350,000)
                                                ----------       ----------
                                                (1,944,000)      (3,139,000)
                                                ----------       ----------
    NET EARNINGS BEFORE INCOME TAXES             1,704,000          497,000

    PROVISION FOR INCOME TAXES                           -          181,000
                                                ----------       ----------
    NET EARNINGS                                $1,704,000         $316,000
                                                ==========       ==========
    BASIC AND DILUTED NET EARNINGS PER
     MEMBERSHIP UNIT                                $1,704             $316
                                                ==========       ==========
    WEIGHTED AVERAGE MEMBERSHIP UNITS
     OUTSTANDING                                     1,000            1,000
                                                ==========       ==========



   The accompanying notes are an integral part of these condensed statements.

                           TOTAL LOGISTIC CONTROL, LLC
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
               FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996

                                                   1997            1996
    CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings                                $1,704,000        $316,000
    Adjustments to Reconcile Net Earnings to
      Net Cash Provided by Operating
      Activities:
       Depreciation and amortization             3,398,000       3,891,000
       Loss on sale of assets                            -       1,086,000
       Deferred income tax provision                     -         141,000
    Changes in Assets and Liabilities:
      Increase in accounts receivable           (1,706,000)       (591,000)
      Decrease in inventories, prepaids and
       other assets                                158,000         627,000
      Increase (decrease) in accounts payable
       and accrued liabilities                   2,448,000      (1,587,000)
                                                ----------      ----------
         Net cash provided by operating
          activities                             6,002,000       3,883,000

    CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                      (980,000)     (1,476,000)
    Profits from sale of fixed assets                    -         149,000
                                                ----------      ----------
      Net cash used in investing activities       (980,000)     (1,327,000)

    CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings on line of credit, net                    -          80,000
    Payment of long-term debt                   (2,532,000)     (2,157,000)
    Dividend distribution to Parent Company     (2,326,000)              -
                                                ----------      ----------
      Net cash used in financing activities     (4,858,000)     (2,077,000)
                                                ----------      ----------
    NET INCREASE IN CASH AND CASH EQUIVALENTS      164,000         479,000

    BEGINNING CASH AND CASH EQUIVALENTS            224,000          29,000
                                                ----------      ----------
    ENDING CASH AND CASH EQUIVALENTS              $388,000        $508,000
                                                ==========      ==========
    Supplemental Disclosures of Cash Flow
     Information:
      Interest paid                             $1,450,000      $1,654,000
      Amounts paid to Parent for income taxes            -               -



   The accompanying notes are an integral part of these condensed statements.

                           TOTAL LOGISTIC CONTROL, LLC
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                DECEMBER 31, 1997

   1.   Basis of Presentation:

        The condensed financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. These financial statements should be read in conjunction with the TLC's audited financial statements for the year ended June 30, 1997 found elsewhere in this Prospectus.

        TLC is a wholly owned subsidiary of Christiana Companies, Inc. ("Christiana"). TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("TLC"), both former wholly owned subsidiaries of Christiana. The accompanying financial statements have been restated to reflect this combination for all periods presented.

   2.   Earnings per Membership Unit:

        Earnings per Membership Unit have been computed based on the weighted number of units outstanding as if outstanding for all periods presented. Effective December 1997, TLC adopted Statement of Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Under SFAS No. 128 presentation of both basic and diluted earnings per membership unit is required.

        As TLC does not have any outstanding dilutive financial instruments, there is no difference between basic and diluted earnings per membership unit as presented.

   3.   Income Taxes:

        TLC is included in the consolidated income tax return of Christiana. The amounts reflected in the financial statements are as if TLC was filing on a stand alone basis. Income taxes paid as shown in the statement of cash flows represent cash payments made to the Parent.

        Effective June 30, 1997, TLC converted from a C-Corporation to a Limited Liability Company ("LLC"). For purposes of taxation, all earnings of the LLC are "passed through" to its members and taxed at the member level. As the LLC is no longer a taxable entity, deferred income taxes are not reflected on the balance sheets. Additionally, provisions for income taxes for the three and six months ended December 31, 1997 are not required. The provisions for income taxes for the three and six month periods ended December 31, 1996 represent the combined Federal and state income tax provisions for the periods during the fiscal year that TLC was a C-Corporation.

   4.   Distribution to Parent Company:

        During the six month period ended December 31, 1997, TLC made a payment on behalf of Christiana to pay down a promissory note payable and accrued interest thereon in the amount of $2,326,000. This payment has been deemed a dividend distribution to Christiana and is reflected as a reduction to member's equity in the period then ended.


       No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any persons in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information herein is correct as of any date subsequent to the date hereof.

                    ________________________________

                            TABLE OF CONTENTS

                                                                  Page

   Prospectus Summary  . . . . . . . . . . . . . . . . . . . . .
   Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . .
   Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . .
   Dividend Policy   . . . . . . . . . . . . . . . . . . . . . . .
   Summary of Certain Terms of the Merger  . . . . . . . . . . . .
   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . .
   Company Financial Data  . . . . . . . . . . . . . . . . . . . .
   Pro Forma Summary Combined Financial Data . . . . . . . . . . .
   Selected Historical TLC Financial Data  . . . . . . . . . . . .
   Management's Discussion and Analysis of Financial
     Condition and Results of Operations   . . . . . . . . . . . .
   Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .
   The Purchase Agreement  . . . . . . . . . . . . . . . . . . . .
   The Operating Agreement . . . . . . . . . . . . . . . . . . . .
   The Offering  . . . . . . . . . . . . . . . . . . . . . . . . .
   Management  . . . . . . . . . . . . . . . . . . . . . . . . . .
   Certain Transactions  . . . . . . . . . . . . . . . . . . . . .
   Principal Shareholders  . . . . . . . . . . . . . . . . . . . .
   Description of Capital Stock  . . . . . . . . . . . . . . . . .
   Shares Eligible for Future Sale . . . . . . . . . . . . . . . .
   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .
   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   Available Information . . . . . . . . . . . . . . . . . . . . .
   Index to Financial
     Statements  . . . . . . . . . . . . . . . . . . . . . . .   F-1
   Purchase Agreement  . . . . . . . . . . . . . . . . . .   Annex A
   Operating Agreement . . . . . . . . . . . . . . . . . .   Annex B

                     ______________________________

      Until        , 1998 (25 days after the date of this
   Prospectus), all dealers effecting transactions in the Common
   Stock, whether or not participating in this distribution, may be required to deliver a Prospectus.




                            5,202,664 Shares


                                C2, INC.

                              Common Stock







                        _________________________
                               PROSPECTUS

                                        , 1998
                        _________________________



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 13.  Other Expenses of Issuance and Distribution.

    Securities and Exchange Commission filing fee   $  6,140
    Nasdaq listing fee  . . . . . . . . . . . . .   $ 10,000
    Blue sky fees and expenses  . . . . . . . . .   $  2,000
    Transfer agent expenses and fees  . . . . . .   $  3,000
    Printing and engraving  . . . . . . . . . . .   $ 30,000
    Accountants' fees and expenses  . . . . . . .   $ 45,000
    Legal fees and expenses . . . . . . . . . . .   $ 70,000
    Miscellaneous . . . . . . . . . . . . . . . .   $  3,860
                                                     -------
                   Total  . . . . . . . . . . . .   $170,000
                                                     =======

   __________________________
        All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee, all fees and expenses are estimated.

   Item 14.  Indemnification of Directors and Officers.

        Pursuant to the WBCL and the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and
   (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its Shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL specifically states that it is public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors of the Company are not subject to personal liability to the Company, its Shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        The indemnification provided by the WBCL and the Company's By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to beach the economic burden of the foregoing liabilities and expense.

   Item 15.  Recent Sales of Unregistered Securities.

        On December 11, 1997, as part of its initial capitalization, the Company issued 25 shares of Common Stock to Sheldon B. Lubar in exchange for total cash consideration of $100.

        Other than as set forth in the preceding paragraphs, the Company has not sold any securities within the past three years.

   Item 16.  Exhibits and Financial Statement Schedules.

         (a) Exhibits.  The exhibits filed herewith are as specified on the
             Exhibit Index included herein.

         (b) Financial Statement Schedules. All schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of a schedule or because the information required is included in the consolidated financial statements of the Registrant or notes thereto or the schedule is not required or inapplicable under the related instructions.

   Item 17.  Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on this 23rd day of March, 1998.

                                 C2, INC.


                                 By: /s/ William T. Donovan
                                      William T. Donovan, Chairman


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on March 23, 1998.

           Signature                     Title                    Date
                                 Chairman (Principal
    /s/ William T. Donovan       Executive Officer and      March 23, 1998
     William T. Donovan          Principal Financial and
                                 Accounting Officer)

    /s/ David J. Lubar*          President and Director     March 23, 1998
     David J. Lubar

    /s/ Nicholas F. Brady*       Director                   March 23, 1998
     Nicholas F. Brady


    /s/ Albert O. Nicholas*      Director                   March 23, 1998
     Albert O. Nicholas

    /s/ Sheldon B. Lubar*        Director                   March 23, 1998
     Sheldon B. Lubar



   By:   /s/  William T. Donovan
         * Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit
      Number                  Exhibit Description

       2.1 Agreement and Plan of Merger, dated as of December 12, 1997, by and among EVI, Sub,
               Christiana and the Company.*

       2.2     Form of Purchase Agreement, dated as of December
               12, 1997, by and among EVI, TLC, Christiana and the Company, Incorporated by reference to Annex
               A of this Registration Statement.*

       3.1 Amended and Restated Articles of Incorporation of the Company.*

       3.2     Amended and Restated Bylaws of the Company.*

       4.1     Specimen Common Stock Certificate.**

       4.2 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Bylaws of the Company defining the rights of the holders of Common Stock.*

       4.3     Form of Subscription Agreement.*

       4.4     Form of Letter of Transmittal.

       5.1 Opinion of Foley & Lardner regarding the legality of securities being offered.*

       10.1 Form of Credit Agreement, by and among the TLC, Firstar Bank Milwaukee, N.A., individually and as agent, and the lenders that are a party thereto. This agreement will be executed and become effective on the Effective Date.

       10.2 Form of First Amended and Restated Operating Agreement, by and among the Company and Christiana, Incorporated by reference to Annex B of this Registration Statement. This agreement will be executed and become effective on the Effective Date.*

       10.3    C2, Inc. 1998 Equity Incentive Plan.*

       21.1    List of Subsidiaries of the Company.*

       23.1 Consent of Arthur Andersen LLP, independent public accountants.

       23.2    Consent of Foley & Lardner (included in Exhibit
               5.1).*

       24.1 Power of Attorney (included on the signature page to the Registration Statement).*

       27.1    Financial Data Schedule.*


   _________________________
    *Previously filed.
   **To be filed by amendment.